As Filed with the Securities and Exchange Commission on December 5, 1996


                                                       Registration No. 33-93274


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                        Post-Effective Amendment No. 3 to


                                    Form S-2
                                  on Form SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------

                            LEASING EDGE CORPORATION
             (Exact name of registrant as specified in its charter)

                              -------------------

          Delaware                        7377                  11-2990598
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
     of incorporation or       Industrial Classification    Identification No.)
        organization)                 Code Number)


                              6540 South Pecos Road
                                    Suite 103
                             Las Vegas, Nevada 89120
                                 (702) 454-7900
               (Address including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


          Michael F. Daniels                  Copies of communications to:
        6540 South Pecos Road                   Stephen M. Davis, Esq.
              Suite 103                           Werbel & Carnelutti
       Las Vegas, Nevada  89120                A Professional Corporation
            (702) 454-7900                          711 Fifth Avenue
  (Name, address, including zip code,           New York, New York 10022
  and telephone number including area                (212) 832-8300
      code, of agent for service)


        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.     [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.     [ ]

If delivery  of the  prospectus  is  expected  to be made  pursuant to Rule 434,
please check the following box.     [ ]

                              -------------------



      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                            LEASING EDGE CORPORATION
                              CROSS-REFERENCE SHEET

                    Pursuant to Item 501(b) of Regulation S-B


         Form SB-2 Item Number and Caption                        Location in Prospectus
---------------------------------------------------    -------------------------------------------

 1.  Front of Registration Statement and Outside
     Front Cover Page of Prospectus................    Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages
     of Prospectus.................................    Inside Front Cover Page

 3.  Summary Information and Risk Factors..........    Prospectus Summary; Risk Factors

 4.  Use of Proceeds...............................    Use of Proceeds

 5.  Determination of Offering Price...............    Risk Factors; The Company Offering; Selling
                                                       Stockholder and Plan of Distribution

 6.  Dilution......................................    Not Applicable

 7.  Selling Stockholders..........................    Not Applicable

 8.  Plan of Distribution..........................    Outside Front Cover Page; The Company
                                                       Offering; Selling Stockholder and Plan
                                                       of Distribution

 9.  Legal Proceedings.............................    Business

10.  Directors, Executive Officers,Promoters and
     Control Persons...............................    Management

11.  Security Ownership of Certain Beneficial
     Owners and Management.........................    Security Ownership of Certain Beneficial
                                                       Owners and Management

12.  Description of Securities to be Registered....    Prospectus Summary; The Company Offering;
                                                       Description of Capital Stock and Warrants;
                                                       Price Range of Stock

13.  Interests of Named Experts and Counsel........    Not Applicable

14.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities...................................    Disclosure of Commission Position on
                                                       Indemnification for Securities Act
                                                       Liabilities

15.  Organization within Last Five Years...........    Business

16.  Description of Business.......................    Business

17.  Management's Discussion and Analysis or Plan
     of Operation..................................    Management's Discussion and Analysis or
                                                       Plan of Operation

18.  Description of Property.......................    Business

19.  Certain Relationships and Related
     Transactions..................................    Certain Relationships and Related
                                                       Transactions

20.  Market for Common Equity and Related
     Stockholder Matters...........................    Market for Common Equity and Related
                                                       Stockholder Matters

21.  Executive Compensation........................    Executive Compensation

22.  Financial Statements..........................    Financial Statements

                             SUBJECT TO COMPLETION

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS       Subject to Completion Dated December 5, 1996


                            LEASING EDGE CORPORATION
                        1,000,000 Shares of Common Stock

                              -------------------


      This Prospectus relates to 1,000,000 shares of Common Stock of Leasing Edge Corporation (the "Company") which are to be issued by the Company pursuant to the exercise of the Company's outstanding Class B Common Stock Purchase Warrants (the "Class B Warrants"). The Class B Warrants entitle the holder thereof to purchase one share of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at an exercise price of $1.00 per share (the shares of Common Stock issuable upon such exercise of the Class B Warrants are herein referred to as the "Shares"). The Company has reduced the exercise price of the Warrants from $2.125 per share to $1.00 per share of Common Stock.

      Outstanding Warrants are redeemable at any time for $.001 each by the Company on 30 days' notice to the holders thereof. The Company presently intends to call all of the Class B Warrants for redemption prior to January 15, 1997. Although the Warrants remain exercisable during the 30-day notice period, any holder who does not exercise his Warrants prior to their redemption will forfeit his right to purchase the underlying Common Stock. The Company entered into a Warrant Agency Agreement, dated as of July 15, 1995 (the "Warrant Agency Agreement") with American Stock Transfer & Trust Company, as warrant agent, which governs the specific terms and conditions of the Warrants. See "Description of Capital Stock and Warrants."

      The Company's Common Stock and the Class B Warrants are traded on the National Association of Securities Dealers' Automated Quotation ("Nasdaq") Small-Cap System under the symbols "LECE" and "LECEL", respectively. On November 15, 1996, the last reported sale price on the Nasdaq Small-Cap System for the Common Stock was $1.44 per share and for the Class B Warrants $.25 per share. See "Price Range of Common Stock." The Company estimates that its expenses in connection with this offering will approximate $350,000.

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS."


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION
        NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



The date of this Prospectus is December __, 1996.

      No dealer, salesperson or other person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contained herein and, if given or made, such information must not be relied upon as having been authorized by the Company or the Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affair of the Company since the date hereof.


                              AVAILABLE INFORMATION

      A registration statement on Form SB-2 in respect of the Securities offered by this Prospectus (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission"), 450 Fifth Street, N.W., Washington, D.C. 20549, under the Securities Act of 1933, as amended (the "Act"). This Prospectus does not contain all of the information contained in such Registration Statement, certain portions of which have been omitted herefrom pursuant to the rules and regulations of the Commission. The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations promulgated thereunder and in accordance therewith file reports, proxy statements and other information with the Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10007; and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

      The Company will provide without charge to each person to whom this Prospectus is delivered a copy of any or all such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or oral requests for copies should be directed to: Leasing Edge Corporation, Investor Relations, 6540 South Pecos Road, Suite 103, Las Vegas, Nevada 89120, (702) 454-7900.


      The Company's Common Stock and the Class B Warrants are traded on the National Association of Securities Dealers' Automated Quotation ("Nasdaq") Small-Cap System. All reports and other information concerning the Company can be inspected at the National Association of Securities Dealers, Inc., Listing Department, 1735 K Street, N.W., Washington, D.C. 20006.


                              -------------------

                               TABLE OF CONTENTS

Description                                                                                   Page
-----------                                                                                   ----


Prospectus Summary...........................................................................   2
Terms of the Offering........................................................................   3
Risk Factors.................................................................................   5
The Offering.................................................................................   7
Use of Proceeds..............................................................................   8
Determination of Offering Price..............................................................   9
Dividend Policy..............................................................................   9
Plan of Distribution.........................................................................   9
Price Range of Common Stock and Related Stockholder Matters..................................  10
Selected Financial Data......................................................................  11
Management's Discussion or Plan of Operation.................................................  12
Business.....................................................................................  18
Management...................................................................................  22
Executive Compensation.......................................................................  23
Security Ownership of Certain Beneficial Owners and Management...............................  25
Certain Relationships and Related Transactions...............................................  26
Description of Capital Stock and Class B Warrants............................................  26
Certain Federal Income Tax Considerations....................................................  27
Legal Matters................................................................................  28
Experts......................................................................................  29
Disclosure of Commission Position on Indemnification for Securities Act Liabilities..........  29
Index to Financial Statements................................................................  30

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the detailed financial statements (including the notes thereto) and other information appearing elsewhere in this Prospectus or incorporated herein by reference.


                                  The Company

      Leasing Edge Corporation (the "Company") buys, sells, leases and remarkets a wide variety of information processing and communication equipment, including midrange computers, telecommunications systems, peripherals, point-of-sale systems, local area networks and select high technology and other capital equipment produced by a variety of manufacturers, such as IBM, Unisys, AT&T, Sun Microsystems, DEC and Tandem. The Company's customers are primarily large corporations that meet the Company's high credit standards and that possess significant and continuing information processing and telecommunications needs.

      Through its wholly-owned subsidiary, Pacific Mountain Computer Products, Inc. ("Pacific Mountain" or "PMCPI"), the Company is an authorized distributor of IBM and other manufacturer's terminal, controller, printer and protocol converter products. Pacific Mountain's main business is sales of those products to retail customers and wholesalers. The Company also leases such products to customers who desire to lease by acquiring the products at favorable discounts facilitated by its relationship with Pacific Mountain.

      The Company was originally founded in 1980 under the name TJ Computer Services, Inc. ("TJCS"). In 1989, all of the outstanding common stock of TJCS was acquired by Harrison Development, Inc., an inactive public corporation organized in Colorado, which then changed its name to TJ Systems Corporation. In October 1991, the Company reincorporated in the State of Delaware and in June 1995, changed its name to Leasing Edge Corporation. Unless the context otherwise requires, the term the "Company" as used in this Prospectus refers to Leasing Edge Corporation and its wholly-owned subsidiaries. The Company's principal offices are located at 6540 South Pecos Road, Suite 103, Las Vegas, Nevada, 89120, and its telephone number is (702) 454-7900.

                                 The Offering



Securities Offered by the Company:         1,000,000 shares of Common Stock underlying the Class B Warrants.

Exercise Price:                            Each Warrant entitles the holder to subscribe to purchase one share of Common Stock (the "Warrant Right") at $1.00 per share.
                                           The Company reduced the Exercise Price for the Class B Warrants from $2.125 per share of Common Stock to $1.00 per share of
                                           Common Stock, subject to adjustment (the  "Exercise Price")
                                           commencing with the date of this Prospectus. The Exercise
                                           Price is payable in cash.


Warrant Agent:                             American Stock Transfer & Trust Company (the "Warrant Agent").


Terms of the Class B Warrants:             The Company may redeem the outstanding Class B Warrants at a redemption price of $.001 per Warrant on 30 days' notice at any time.  See "The Offering." The number of shares of Common
                                           Stock which may be purchased upon exercise of the Class B
                                           Warrants and the Exercise Price for such shares will be adjusted upon the occurrence of certain events, including any stock split, stock dividend, reverse stock split or reclassification affecting the Common Stock.

Intended Redemption of Class B Warrants:   The Class B Warrants are redeemable at any time for $.001 each.
                                           The Company  intends to redeem all of the Class B Warrants by
                                           5:00 p.m., New York Time, prior to January 15, 1997 (the
                                           "Redemption Date") by providing 30 days' notice of redemption to the Class B Warrant holders. Although the Class B Warrants remain exercisable during the 30 day notice period, any holder who does not exercise his Class B Warrants prior to the date of redemption will forfeit his right to purchase the underlying Common Stock.

Listing of the Shares:                     The  outstanding  shares of Common Stock and the Class B Warrants are listed on the Nasdaq Small-Cap System under the symbols "LECE"
                                           and "LECEL", respectively.


Use of Proceeds:                           The net proceeds of the Offering will be used for general corporate purposes.  See "Use of Proceeds."

Risk Factors:                              The purchase of the Company's Common Stock involves certain risks.
                                           See "Risk Factors."

                         Summary Financial Information


INCOME STATEMENT DATA:


                                                                                          Nine Months Ended
                                                                                             September 30,
                                                         Year Ended December 31,              (unaudited)
                                                        --------------------------    --------------------------
                                                          1994(1)         1995           1995           1996
                                                        -----------    -----------    -----------    -----------

Revenues.............................................   $19,767,845    $18,150,157    $14,312,632    $16,002,259
Costs and expenses...................................    24,236,417     17,948,813     13,765,526     15,901,089
Net income (loss)....................................    (4,129,161)       201,344        343,525        101,170
Net income (loss) per common share...................   $     (3.12)   $     (0.01)          0.06         (0.02)


BALANCE SHEET DATA:

                                                                     At September 30, 1996
                                                                          (unaudited)
                                                                 ------------------------------
                                                                    Actual       As Adjusted(3)
                                                                 -----------     --------------

Cash..........................................................   $   113,081      $   763,081
Total assets..................................................    27,418,418       28,068,418
Notes payable and lines of credit.............................     3,579,479        3,579,479
Nonrecourse and recourse discounted lease rentals(2)..........    16,068,062       16,068,062
Stockholders' equity..........................................     6,308,974        6,958,974


-------------------
<F1>  As  restated  due to certain  charges  recognized  by the Company in 1994, including a writedown of inventory and residual  values of $1,118,000  and other charges aggregating  $2,638,000.  See also "Management's  Discussion and  Analysis or Plan of  Operation -  Restatement  of  Previously  Issued
      Financial Statements".

<F2>  Represents   borrowings  from  financial   institutions   secured  by  the
      assignment  of future  lease  revenues  underlying  leased  equipment  and related  rights.  In the event of a default  by a  lessee,  the  financial institution has rights against the lessee and the equipment, but generally has no recourse against the Company.


<F3>  As adjusted to reflect the exercise of all  1,000,000  Class B Warrants at an exercise price of $1.00 per Share resulting in net proceeds to the Company of $650,000. There can be no assurances that any of the Class B
      Warrants will be exercised.

                                  RISK FACTORS

      The purchase of the securities offered hereby involves certain risks. Accordingly, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors relating to the Company and this offering.


      Cash Intensive Operations; Immediate Need for Additional Financing. Since equipment the Company leases must be paid for by the Company prior to leasing, the Company requires a substantial amount of cash for its leasing activities. The Company's growth has been significantly dependent upon its ability to borrow funds or raise equity or debt financing to acquire additional equipment for lease. Historically, the Company has derived most of the funds necessary for the purchase of equipment from nonrecourse financing and the remainder from internally generated funds, recourse indebtedness i.e., bank borrowings and existing cash. The Company and its lead bank have orally agreed to convert its revolving credit line of $2,500,000 to a term loan requiring repayment over time through April, 1997, which date can be extended to January, 1998 under certain circumstances. There is no assurance that the Company and its lead bank will execute definitive documentation reflecting the terms of the oral agreement. The Company is presently seeking debt and/or equity financing. Should the Company fail to receive adequate equity or debt financing in the immediate future, the Company's growth will be materially and adversely affected and its present level of operations may be reduced. In addition, there is no assurance that financial institutions will continue to finance the Company's leasing transactions on a nonrecourse basis or that the Company will continue to attract customers that meet the credit standards of its nonrecourse financing sources or that, if it receives adequate financing, it will be on terms favorable to the Company.


      Realization of Residual Values; 1994 and 1995 Write-Downs. At the inception of each lease, the Company establishes the residual value of the leased equipment, which is the estimated market value of the equipment at the end of the initial lease term. The Company's cash flow depends to a great extent on its ability to realize the residual value of leased equipment after the initial term of its leases with its customers. Historically, the Company has realized its estimated investment in residual values through (i) renegotiation of the leases during their term to add or modify equipment; (ii) renewal or extension of the original leases; (iii) leasing equipment to a new user; or (iv) sale of the equipment. Equipment may be returned to the Company at the end of an initial or extended lease term when it may not be possible for the Company to resell or re-lease the equipment on favorable terms. Developments in the high technology equipment market tend to occur at rapid rates, adding to the risk of obsolescence and shortened product life cycles which could affect the Company's ability to realize the residual value of such equipment. In addition, if the lessee defaults on a lease, the financial institution that provided nonrecourse financing may foreclose on its security interest in the leased equipment and the Company may not realize any portion of such residual value. If the residual value in any equipment cannot be realized after the initial lease term, the recorded investment in the equipment must be written down, resulting in lower cash flow and reduced earnings. In 1995 and 1994, the Company reduced recorded residual values and inventory by approximately $210,000 and $1,118,000, respectively, to their estimated net realizable values. There can be no assurance that the Company will not experience further material residual value or inventory write-downs in the future.




      Dependence Upon Major Customers. The Company's three largest customers accounted for approximately 13.1%, 11.5% and 10.2% of the Company's consolidated revenues in 1995 and the same three customers accounted for, in the aggregate, approximately 50% of consolidated revenues for the year ended December 31, 1994. If one of these three customers were to discontinue leasing with the Company and if the Company would be unable to replace substantially all of this business, the Company's future financial results would be materially and adversely affected.

      Reliance Upon Major Suppliers. Pacific Mountain is highly dependent on its suppliers, the manufacturers from which Pacific Mountain purchases its equipment. Most manufacturers extend terms of net 30 days or provide a line of credit to Pacific Mountain for purposes of ordering equipment. Additionally, Pacific Mountain maintains a $500,000 line of credit with a financial institution, subject to possible downward adjustment through a formula calculation, secured by the assets of Pacific Mountain and guaranteed by the Company. Any event of default on any credit facility offered by a manufacturer could materially affect Pacific Mountain's ability to acquire equipment for resale.

      Quarterly and Annual Fluctuations in Operating Results. It is often difficult to predict when a particular leasing transaction will be consummated. The timing of new lease transactions, combined with the effects of lease accounting practices, may result in significant revenue and income fluctuations from quarter to quarter or from year to year.

      Volatility of Stock Price and Depth of Trading Market. The Company's Common Stock trades on the Nasdaq Small Cap System. The market price of the Company's Common Stock, like the shares of many other small cap companies, has been and may continue to be volatile. General conditions in the computer hardware and equipment leasing industries may have a significant impact on the market price of the Company's Common Stock.


      Effect of Tax Laws. The amount of equipment acquired by computer, telecommunications and point-of-sale equipment users through leasing rather than purchasing is dependent, in part, upon the favorable federal income tax treatment applied to the lessor and lessee. At present, the lessor is generally permitted to depreciate such equipment on a five-year basis and interest payments on nonrecourse debt are deducted in calculating taxable income. The lessee is generally permitted deductions for lease payments in calculating taxable income, and such lease payments are not a preference item for purposes of calculating the lessee's alternative minimum tax. Any changes in the current federal income tax treatment of leases for lessors and/or lessees could have a material adverse effect upon demand for equipment leases in general and the Company's lease operations in particular.

      Dependence on Key Executive. The Company is highly dependent on the services of Michael F. Daniels, its Chief Executive Officer and President. While the Company has procured "key man" insurance coverage in the amount of $500,000 on Mr. Daniels' life and has entered into an employment agreement with Mr. Daniels expiring in June 2000, the loss of the services of Mr. Daniels could have a material adverse effect on the Company since no assurance can be given that an adequate replacement for Mr. Daniels could be found in a reasonable period of time.

      Competition. The computer leasing and distribution industries are extremely competitive and are composed of numerous competitors, many of which are larger and have substantially greater resources, financial and otherwise, than the Company.

      Dividend Policy. The Company does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends at any time in the future. The Company's borrowing facility currently prohibits the payment of cash dividends on the Company's Common Stock.


      Shares Eligible For Future Sale. The Company has 6,306,345 shares of its Common Stock underlying currently exercisable options and warrants, including 1,000,000 shares underlying the Class B Warrants. Additionally, the Company's officers and directors are holders of 556,138 currently outstanding shares of Common Stock which are eligible for resale in the public market subject, where applicable, to the volume limitations and other requirements of Rule 144 adopted under the Act. Sales of a substantial number of shares of Common Stock in the public market following this offering, or the perception that such sales could occur, could materially adversely affect the market price of the Common Stock.

      Adverse Effect of Redemption of Class B Warrants. The Class B Warrants are subject to redemption by the Company, in whole or in part, at a price of $.001 each, on at least 30 days prior written notice. The Company presently intends to call for redemption prior to January 15, 1997 all of the Class B Warrants. Upon the giving of such notice of redemption, holders of the Class B Warrants will lose their right to exercise the Class B Warrants, except during such 30-day notice of redemption period. Upon receipt of a notice of redemption of the Class B Warrants, the holders thereof would be required to (i) exercise the Class B Warrants and pay the exercise price at a time which it may be disadvantageous for them to do so; (ii) sell the Class B Warrants at the then market price, if any, when they might otherwise wish to hold the Class B Warrants; or (iii) accept the redemption price which is likely to be substantially less than the market value of the Class B Warrants at the time of redemption. See "Description of Capital Stock and Class B Warrants."

      NASDAQ Listing Requirements. In order to maintain a company's listing on the NASDAQ System, a company must satisfy certain criteria. There can be no assurance that the Company will not fail to satisfy one or more of these criteria at some future time. In such event, the Company's listed securities will be subject to delisting from the NASDAQ System. Trading, if any, in the listed securities would therefore be conducted in the over-the-counter market in what are commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the value of the Company's securities. In addition, if the Company's securities are delisted, they would be subject to a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, persons or institutions with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse.) For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell their securities in the secondary market.


      Current Prospectus and State Registration Required to Exercise Class B Warrants. Holders of the Class B Warrants will be able to exercise the Class B Warrants only if a current prospectus relating to the shares of Common Stock underlying the Class B Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the various holders of Class B Warrants reside. Although the Company will use its best efforts to maintain the effectiveness of a current prospectus covering the shares of Common Stock underlying the Class B Warrants, there can be no assurance that the Company will be able to do so. Holders of Class B Warrants may reside in jurisdictions in which the shares of Common Stock underlying the Class B Warrants are not registered or qualified during the period when the Class B Warrants are exercisable. In that event, the Company will be unable to issue shares of Common Stock to those persons desiring to exercise their Class B Warrants unless and until such securities could be qualified or registered or an exemption to such qualification exists in such jurisdiction. No assurance can be given that the Company will be able to effect any required registration or qualification.



                                  THE OFFERING


      The Company is offering for sale 1,000,000 shares of Common Stock issuable pursuant to the exercise of Class B Warrants. Common Stock issuable pursuant to the exercise of Class B Warrants may be purchased from the Company through the proper exercise of the Class B Warrants by the registered holder thereof in accordance with the terms and conditions of the warrant certificate and as described in this Prospectus. Certificates representing shares of Common Stock purchased by the exercise of the Class B Warrants will be delivered promptly to the warrant holder after proper exercise. The shares of Common Stock issuable upon exercise of the Class B Warrants will be, when issued in accordance with the warrant certificate, fully paid and nonassessable.

                                USE OF PROCEEDS


      There is no basis for determining how many Class B Warrants will be exercised or, consequently, the net proceeds which will be received by the Company following the Offering. If all of the Class B Warrants are exercised the Company would receive approximately $1,000,000 of gross proceeds. The Company expects the total expenses of the Offering to be approximately $350,000 plus commissions paid to Soliciting Brokers (as herein defined), if any. See "Plan of Distribution". There can be no assurances that any of the Class B Warrants will be exercised.

      The Company intends to use any net proceeds received from the exercise of Class B Warrants for general corporate purposes, including, depending upon the amount of proceeds raised, payment of accounts payable, investments in equipment for lease transactions and possible acquisitions. Pending the application of any proceeds received in the Offering, the Company intends to invest such proceeds in federal government securities, certificates of deposit, interest-bearing savings accounts, or other short-term investment grade securities, such as money-market funds or other similar instruments.

                         DETERMINATION OF OFFERING PRICE


      The offering price of the Company's securities being registered pursuant to this Offering was determined by the Company's Board of Directors based on factors such as the current and past market prices of the Common Stock and does not necessarily bear a relationship to the assets, book value or earnings of the Company. In light of the recent decrease in the market price of the Company's Common Stock, the Company reduced the Exercise Price from $2.125 per share to $1.00 per share by a resolution of the Company's Board of Directors on October 30, 1996.



                                 DIVIDEND POLICY

      The Company has never declared or paid any cash dividends on its Common Stock. The Company currently intends to retain earnings for use in its business and does not anticipate paying cash dividends on Common Stock in the foreseeable future. The Company is party to a loan agreement which prohibits it from paying cash dividends on its Common Stock.


                              PLAN OF DISTRIBUTION


      The shares of Common Stock issuable upon the exercise of the Class B Warrants will be issued and delivered, from time to time, by the Company's Warrant Agent, American Stock Transfer and Trust Company, upon the exercise of each of the Class B Warrants in accordance with their terms. In connection with the Offering, a financial advisory fee of up to $50,000 (plus reimbursement of out of pocket expenses) will be paid to the Company's financial consultants, Williamson & Associates, upon the exercise of certain percentages of the Class B Warrants. Although it presently has not done so, the Company reserves the right to employ brokers in connection with the Offering to solicit the exercise of the Class B Warrants (the "Soliciting Brokers"). The Soliciting Brokers will receive commissions of up to ten percent (10%) of the proceeds raised from the exercise of the Class B Warrants. Certain directors or officers of the Company may assist in the Offering, but such persons will not receive any commissions or compensation other than their normal directors' fees or employment compensation.

                         PRICE RANGE OF COMMON STOCK AND
                           RELATED STOCKHOLDER MATTERS


      The Company's Common Stock is presently traded on the Nasdaq Small-Cap System under the symbol "LECE." Between July 20, 1995 and October 5, 1995 the Company's Common Stock was traded on the OTC Bulletin Board by NASD broker-dealers pursuant to Rule 15c2-11 of the Exchange Act under the symbol "LECE". From August 23, 1994 to July 19, 1995 the Common Stock was quoted on Nasdaq NMS and was quoted on the Nasdaq Small-Cap System from January 1, 1994 to August 22, 1994. The following table sets forth for the periods indicated below the high and low bid prices of the Common Stock (i) as furnished by Nasdaq Small-Cap System from October 6, 1995 through November 15, 1996, (ii) as quoted on the OTC Bulletin Board from July 20, 1995 through October 5, 1995, (iii) as furnished by Nasdaq NMS from August 23, 1994 through July 19, 1995 and (iv) as furnished by the Nasdaq Small-Cap System from January 1, 1994 to August 22, 1994. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions. The quotations have been retroactively adjusted to reflect the one for eight reverse stock split which became effective on February 24, 1994.


                                                              Bid Prices
                                                          ------------------
                                                           High        Low
                                                          ------     -------

1994
----

  First Quarter.......................................    $ 4.88     $ 3.52
  Second Quarter......................................      5.19       4.06
  Third Quarter.......................................      4.94       4.06
  Fourth Quarter......................................      4.69       2.62

1995
----

  First Quarter.......................................    $ 3.31     $ 1.47
  Second Quarter......................................      2.00       1.00
  Third Quarter.......................................      1.94       1.06
  Fourth Quarter .....................................      2.13       1.38

1996
----


  First Quarter.......................................    $ 2.94     $ 1.56
  Second Quarter......................................      2.75       1.375
  Third Quarter.......................................      2.38       1.69
  Fourth Quarter (Through November 15, 1996)..........      1.62       1.00


      On November 15, 1996, the last reported sales price for the Common Stock as quoted on the Nasdaq Small-Cap System was $1.44 per share. As of November 15, 1996, there were approximately 220 record holders of Common Stock. Such number does not include persons whose shares are held of record by a bank, brokerage house or clearing agency, but does include such banks, brokerage house and clearing agencies.

                             SELECTED FINANCIAL DATA


      The following financial data is derived from the consolidated financial statements of the Company for the periods indicated. The Company's consolidated financial statements as of December 31, 1994 (as restated) and 1995 and for the years then ended have been audited by KPMG Peat Marwick LLP, the Company's independent certified public accountants. The information for the nine months ended September 30, 1995 and 1996 is unaudited and has been derived from the Company's quarterly financial statements. The information set forth in the following table should be read in conjunction with "Management's Discussion and Analysis or Plan of Operation" and the Company's consolidated financial statements and notes thereto.


                                                                                      Nine Months Ended
                                               Year Ended December 31,                  September 30,
                                            ------------------------------      -----------------------------
                                                                                         (Unaudited)
INCOME STATEMENT DATA:                         1994(1)            1995              1995             1996
                                            ------------      ------------      ------------     ------------

Revenues                                    $ 19,767,845      $ 18,150,157      $ 14,312,632     $ 16,002,259
Costs and expenses                            24,236,417        17,948,813        13,765,526       15,901,089
Net income (loss)                             (4,129,161)          201,344           343,525          101,170
Net income (loss) per common share          $      (3.12)     $      (0.01)     $       0.06     $      (0.02)


                                                                    At December 31,           At September 30,
                                                              ---------------------------     ----------------
                                                                1994(1)          1995               1996
                                                              -----------     -----------     ----------------
                                                                                                (Unaudited)
BALANCE SHEET DATA:
Cash                                                          $   479,118     $   209,084       $   113,081
Total assets                                                   30,832,237      27,285,125        27,418,418
Notes payable and lines of credit                               1,494,705       3,236,954         3,579,479
Nonrecourse and recourse discounted lease rentals(2)           20,717,986      16,260,002        16,068,062
Stockholders' equity                                            4,202,277       5,874,926         6,308,974


-------------------
<F1>  As  restated  due to certain  charges  recognized  by the  Company in 1994 including a write-down of inventory and residual values of $1,118,000 and other charges aggregating $2,638,000. See also "Management's Discussion and Analysis or Plan of Operation - Restatement of Previously Issued Financial Statements".

<F2>  Represents   borrowings  from  financial   institutions   secured  by  the
      assignment of future lease revenues, underlying leased equipment and related rights. In the event of a default by a lessee, the financial institution has rights against the lessee and the equipment but generally has no recourse against the Company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Accounting Practices

      Accounting Classification of Leases. Reported business and earnings are significantly impacted by the accounting classification of leases. The Company's lease portfolio is comprised of sales-type, direct financing and operating leases. The Company classifies each lease at its inception in accordance with Statement of Financial Accounting Standards No. 13, as amended and interpreted. Sales-type and direct financing leases are those leases which transfer substantially all of the costs and risks of ownership of the equipment to the lessee. Operating leases are those leases in which substantially all the benefits and risks of ownership of the equipment are retained by the lessor.

      The accounting treatment and resulting impact on the financial statements differs significantly during the term of the lease, depending on the type of lease transaction. Under sales-type leases, at lease inception, the present value of the minimum lease payments calculated at the interest rate implicit in the lease is recorded as leasing revenues. The cost of the equipment less the present value of the estimated residual value is recorded as leasing costs and a dealer profit is recognized at the inception of the lease. Under direct financing leases, at lease inception, the minimum lease payments and the unguaranteed residual are recorded as gross leased assets. Unearned interest income, consisting of the excess of the gross minimum lease payments and unguaranteed residual over the cost of the equipment, is amortized to leasing revenues over the lease term to produce a constant percentage return on the investment. Under operating leases, the monthly rental is recorded as leasing revenue. The cost of equipment is recorded as leased assets and is depreciated over the lease term to an estimated residual value. Regardless of the classification of lease transactions and their accounting treatment during the lease term, the aggregate operating income at the end of the lease term is identical for each of the three lease classifications.

      The Company has experienced a shift in the composition of its lease portfolio from mostly direct finance leases to primarily operating leases, with some sales type leases. This has been an outgrowth of customer demand for shorter term leases which do not meet the accounting criteria for a capital lease and are therefore classified as operating leases as well as the maturation and renewal of certain leases which have resulted in sales-type lease classification because the fair market value and carrying value of equipment at the end of the initial lease term are different.

      Substantially all of the leases classified as sales type are with existing customers and have been consummated at or near the end of the initial lease term.

      Residual Values. The Company's cash flow depends to a great extent on its ability to realize the residual value of leased equipment after the initial term of the lease by re-leasing or selling such equipment. The Company's future financial results would be materially and adversely affected if the residual value of the equipment could not be realized when returned to the Company because of technological obsolescence or for any other reason. Estimated residual values for leased equipment vary, both in amount and as a percentage of the original equipment cost, depending upon many factors, including the type and manufacturer of the equipment, the Company's experience with the type of equipment and the term of the lease. In recording estimated future residual values, the Company also relies upon independent third-party estimates of future market value. The Company reviews its estimated residual values at least annually and reduces them if necessary. At the time of expiration of a lease, the Company remarkets the equipment and records the proceeds from sale (in the event of a sale) or the present value of lease rentals (in the event of a sales-type lease) as revenue and records residual value as a cost of sale or lease. See "Risk Factors - Realization of Residual Values; 1994 and 1995 Write-Downs."

      For a description of the Company's other accounting practices, see Note 1 of Notes to Consolidated Financial Statements. This analysis of the Company's financial condition and operating results should be reviewed in conjunction with the accompanying consolidated financial statements including the notes thereto.


Results of Operations

      Restatement of Previously Issued Financial Statements. In 1995, the Company discovered certain errors in its previously issued consolidated financial statements related to the misclassification of certain lease transactions and errors in the recording of direct sales activity, residual values and certain equity transactions. The aggregate amount of these errors resulted in a reduction in previously reported retained earnings at December 31, 1993 of $1,895,092 and an increase in previously reported net loss for the year ended December 31, 1994 of $1,999,486. The correction of such errors resulted in a reduction in previously reported total assets of $3,175,008, an increase in previously reported total liabilities of $686,913 and a decrease in previously reported net stockholders' equity of $3,861,921 at December 31, 1994. The Company has made all adjustments to the consolidated financial statements for the year ended December 31, 1994 and periods prior to January 1, 1994 which the Company believes are necessary for a fair presentation of such statements.

      Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

      Revenues. Total revenues from leasing operations decreased $2,775,611 or 17.6% during 1995 compared to the prior year. The decrease in revenues is primarily due to a large lease transaction with a major customer in 1994 which was accounted for as a sales-type lease. As compared to other lease transactions, sales type leases result in a greater percentage of the related revenue from the transaction being recognized at lease inception. The Company does not expect to regularly enter into transactions of this size in the future.

      Revenue from the portfolio base of operating leases increased $582,575 or 5.9%. Competition and shorter average lease terms have caused the Company to infuse a greater percentage of equity into its lease transactions. These variables have resulted in a change in the classification of leases written by the Company from capital leases to operating leases. The Company expects to see this trend continue in the future.

      Distribution sales, representing the activity of Pacific Mountain, increased $1,157,923, or 29.2%, between periods primarily due to 1995 revenue reflecting a full year of operations whereas 1994 reflects operations for the period from May 6, 1994 (date of acquisition) to December 31, 1994. Pacific Mountain is a distributor of computer peripherals and data communications equipment.

      Cost and Expenses. Total costs from leasing operations as a percentage of leasing revenue was 83.0% for the year ended December 31, 1995 compared with 93.6% for the prior year. Gross profit from leasing operations (total leasing revenues from leasing operations less total costs from leasing operations) increased $1,204,507 or 119.7%. The decrease in leasing costs is primarily due to higher expenses associated with the large 1994 sales-type lease transaction noted above in addition to a 1994 writedown of inventory and residual values to their net realizable values due to changed market conditions. Gross margin (gross profit from leasing operations as a percentage of total revenues from leasing operations) improved to 17.0% from 6.4% due to the foregoing.


      Leasing costs associated with the portfolio base of operating leases increased $223,652 or 3.3%. Gross profit on operating leases increased by $358,923 to 33.7% from 32.1%. The increase is due primarily to the Company's implementation of strategic price increases on this segment of its lease portfolio.


      Direct sales costs (leasing costs with respect to the sale of equipment off lease and leases with dollar buyout options treated as sales) decreased $376,565 or 17.8% and decreased as a percentage of related revenue to 94.5% from 143.4%. The decrease in costs as a percentage of revenue is due to residual value realization more closely matching stated values in 1995 as compared to 1994.

      Distribution cost of sales of $4,454,861 relates to distribution sales of Pacific Mountain and represent a $1,063,066 or 31.3% increase over the prior year. Gross margin on distribution sales decreased to 13.1% in 1995 from 14.6.% in 1994 due to a decrease in comparative sales volume of certain higher margin products.

      Selling, general and administrative expenses decreased $3,456,581 in 1995 compared to the prior year due primarily to approximately $2,638,000 of non-recurring charges recorded in 1994. During the fourth quarter of 1994, the Company decided to relocate its corporate headquarters to Clark County, Nevada. As a result of the anticipated move, it was determined that the Company's former Chairman and Chief Executive Officer would no longer provide consulting services to the Company and, accordingly, the present value of the payments due him under his severance agreement, amounting to approximately $538,000 was expensed. In September 1995, the Company settled its remaining obligation under this agreement for a $160,000 cash payment and the forgiveness of a $54,000 note receivable resulting in a gain of approximately $247,000 which has been reflected in the accompanying consolidated statement of operations for the year ended December 31, 1995 as a reduction in selling, general and administrative expenses. Additionally, in connection with the structuring of the current President's compensation agreement, the Company accrued, as of December 31, 1994, an award of 300,000 shares of the Company's common stock, valued at $732,000 for discretionary commissions. The President's new employment agreement does not provide for any future stock awards of this nature. Furthermore, previously recorded deferred compensation of $214,000, net of 1994 amortization of $63,000, was expensed. Finally, the Company incurred $1,154,000 of consulting and other expense in 1994 all of which were paid with the Company's common stock.


      Interest expense on non-lease related indebtedness increased $86,029, or 44.8%, The increase is due to higher average debt levels partially offset by slightly lower interest rates.

      During 1994, the Company recorded an income tax benefit of $339,411 due to recognition of deferred tax assets resulting from net operating losses. The 1995 consolidated financial statements do not reflect a provision for income taxes due to the utilization of net operating loss carryforwards and changes in the related valuation allowance. At December 31, 1995, the Company had unexpired net operating loss carryforwards of approximately $4,000,000 which can be utilized to offset future taxable income, if any (see Note 5 of Notes to Consolidated Financial Statements).

      Net Earnings. As a result of the foregoing, the Company recorded net income of $201,344 during the year ended December 31, 1995 as compared to a net loss of $4,129,161 in 1994.



      Nine Months Ended September 30, 1996 Compared to Nine Months Ended September 30, 1995

      Revenues. Total revenues from leasing operations increased $1,743,499, or 17.6%, during the first nine months of 1996 compared to the prior year period due primarily to a large lease transaction with a major customer which was accounted for as a sales-type lease, resulting in a significant percentage of the related revenue from the transaction being recognized at the inception of the lease, partially offset by a decrease in revenue from the portfolio base of operating leases of $403,282, or 5.1%; and a decrease in direct sales revenue of $270,321, or 17.6%. The decrease in operating lease revenue resulted from the expiration of certain month to month leases which were not replaced with new lease transactions.

      Distribution sales decreased 1.2%, to $4,347,091 for the 1996 period as compared to $4,400,963 for 1995. The decrease in year to date distribution sales was due primarily to decreased unit sales in the third quarter.

      Costs and Expenses. Total costs from leasing operations as a percentage of leasing revenue was 81.5% for the nine months ended September 30, 1996, compared to 81.7% for the prior year period. Gross profit from leasing operations (total revenues from leasing operations less total costs from leasing operations) increased $337,687 or 18.6%, due primarily to an increase in gross profit from sales-type lease transactions of $513,511 combined with a decrease in portfolio interest expense of $147,082, partially offset by a decrease in gross profit from the portfolio base of operating leases of $324,436. Gross margin from leasing operations (gross profit from leasing operations as a percentage of total revenues from leasing operations) increased to 18.5% from 18.3% due to the foregoing.

      Leasing costs associated with the portfolio base of operating leases decreased $78,846, or 1.5%. Gross profit on operating leases decreased by $324,436, or 12.6%., due primarily to the expiration of certain month-to-month leases. Such leases generally have a higher profit margin than other operating leases since the equipment has often already been depreciated to zero.

      Direct sales costs (leasing costs with respect to the sale of equipment off lease and leases with dollar buyout options treated as sales) decreased $256,345 or 18.0% and as a percentage of the related revenue approximated the prior period's 92.8%.

      Distribution cost of sales of $3,762,120 relates to distribution sales of Pacific Mountain and represent a $19,295 or 0.5% decrease from the prior year. Gross margin on distribution sales decreased to 13.5% in 1996 from 14.1% in 1995 due to a decrease in comparative sales volume of certain higher margin products.

      Selling, general and administrative expensed increased $660,012, or 38.9%, in the 1996 period compared to 1995 due primarily to a one-time gain of approximately $247,000 recorded in 1995 related to the settlement of the Company's obligations under a severance agreement with the Company's former CEO combined with an increase in 1996 staffing levels and the write-off an uncollectible receivable.

      Interest expense on non-lease related indebtedness increased $89,034, or 47.3%, due to higher average debt levels partially offset by slightly lower interest rates.


      Three Months Ended September 30, 1996 Compared to Three Months Ended September 30, 1995

      Revenues. Total revenues from leasing operations increased $1,842,774, or 53.9%, in the third quarter of 1996 compared to the prior year quarter due to the large sales-type lease transaction previously discussed partially offset by a decrease in revenue from the portfolio base of operating leases of $141,965, or 5.6%, and a decrease in direct sales revenue of $479,658, or 56.3%. As with the nine months, the decrease in operating lease revenue was due primarily to the expiration of certain month-to-month leases which were not replaced by similar lease transactions.

      Distribution sales decreased 15.5%, to $1,299,348, from the prior year quarter's $1,537,706 due to decreased unit sales.

      Costs and Expenses. Total costs from leasing operations as a percentage of leasing revenue increased to 81.7% for the quarter ended September 30, 1996 as compared to 79.3% for the prior year quarter. Gross profit from leasing operations increased $255,581, or 36.2%, due to an increase in gross profit from sales-type lease transactions of $544,499 partially offset by a decrease in gross profit from the portfolio base of operating leases of $229,317. Gross margin from leasing operations decreased to 18.3% from 20.7% due to the foregoing.

      Leasing costs associated with the portfolio base of operating leases increased $87,352, or 5.5%. Gross profit on operating leases decreased $229,317 due to the expiration of certain month-to-month leases as previously noted.

      Distribution cost of sales decreased $233,809, or 17.5%, to $1,101,683 from the prior year quarter's $1,335,492. Gross margin on distribution sales increased to 15.2% in 1996 from 13.2% in 1995 as a result of an improved focus on sales of higher margin products.

      Selling, general and administrative expenses increased $254,232, or 45.8%, in the 1996 period compared to the prior year due to the previously mentioned one-time gain of $247,000 recorded in 1995.

      Interest expense on non-lease related indebtedness of $102,751 was consistent with the prior year's $94,474.

      The 1996 consolidated financial statements do not reflect a provision for income taxes due to the utilization of net operating loss carryforwards and changes in the related valuation allowance. At September 30, 1996, the Company had unexpired net operating loss carryforwards of approximately $3,850,000 which can be utilized to offset future taxable income, if any.

      Net Earnings. As a result of the foregoing, the Company recorded net income for the three and nine month periods ended September 30, 1996 of $248,631 and $101,170, respectively, as compared to net income of $171,325 and $343,525 for the corresponding 1995 periods.


Liquidity and Capital Resources

      As discussed in Note 3 to the Consolidated Financial Statements, the Company's $2,500,000 revolving line of credit agreement (the "Agreement") with Bank of America expired on October 31, 1996 and was not renewed. The Company and Bank of America have orally agreed to restructure the credit facility as a term note (the "Tentative Agreement") with an initial expiration date of April 1, 1997; such expiration date may be further extended to January 1, 1998, subject to the Company's satisfaction of certain conditions. Proposed terms of the Tentative Agreement require the Company to make a one-time principal payment of $123,600 upon execution of the definitive agreement; monthly principal payments of $40,000 plus accrued interest from December 1, 1996 through April 1, 1997; and to use its best efforts to replace Bank of America with alternative financing. Bank of Amercia has agreed to waive the consolidated minimum tangible net worth covenant through April 1, 1997, the initial expiration date of the Tentative Agreement. There can be no assurance that the Company and Bank of America will execute definitive documentation reflecting the terms of the Tentative Agreement. The Company has held preliminary discussions with several financing sources who have indicated an initial interest in replacing Bank of America although there can be no assurance that any such financing source will agree to replace Bank of America. Should the Company fail to receive adequate equity or debt financing in the immediate future, the Company's growth will be materially and adversely affected and its present level of operations may be reduced. See "Risk Factors -- Cash Intensive Operations - Immediate Need for Additional Financing."

      Since equipment the Company leases must be paid for by the Company prior to leasing, the Company requires a substantial amount of cash for its leasing activities. The Company's growth has been significantly dependent upon its ability to borrow funds or raise equity or debt financing to acquire additional equipment for lease. Historically, the Company has derived most of the funds necessary for the purchase of equipment from nonrecourse financing and the remainder from internally generated funds, recourse indebtedness and existing cash. At September 30, 1996, the Company had approximately $614,049 in cash and availability under its credit lines.

      At the inception of each lease, the Company establishes the residual value of the leased equipment, which is the estimated market value of the equipment at the end of the initial lease term. The Company's cash flow depends to a great extent on its ability to realize the residual value of leased equipment after the initial term of its leases with its customers. Historically, the Company has realized its recorded investment in residual values through (i) renegotiation of the lease during its terms to add or modify equipment; (ii) renewal or extension of the original lease; (iii) leasing equipment to a new user after the initial lease term; or (iv) sale of the equipment. Each of these alternatives impacts the timing of the Company's cash realization of such recorded residual values. Equipment may be returned to the Company at the end of an initial or extended lease term when it may not be possible for the Company to resell or re-lease the equipment on favorable terms. Developments in the high-technology equipment market tend to occur at rapid rates, adding to the risk of obsolescence and shortened product life cycles which could affect the Company's ability to realize the residual value of such equipment. In addition, if the lessee defaults on a lease, the financial institution that provided the nonrecourse financing may foreclose on its security interest in the leased equipment and the Company may not realize any portion of such residual value. If the residual value in any equipment cannot be realized after the initial lease term, the recorded investment in the equipment must be written down, resulting in reduced earnings. There can be no assurance that the Company will not experience material residual value or inventory write-downs in the future.

      The Company intends to continue to retain residual ownership of all the equipment it leases. As of September 30, 1996, the Company had a total net investment in lease transactions of $24.0 million compared to $24.2 million as of December 31, 1995. The estimated residual value of the Company's portfolio of leases expiring between October 1, 1996 and December 31, 2001 total $9,619,386, although there can be no assurance that the Company will be able to realize such residual value in the future. As of September 30, 1996, the estimated residual value of the Company's portfolio of leases by year of lease termination is as follows:

       Year Ending December 31,
       ------------------------

                1996                      $   485,000
                1997                        4,455,119
                1998                        1,646,867
                1999                          919,500
                2000                        1,504,800
                2001                          608,100
                                          -----------
                Total                     $ 9,619,386
                                          ===========

      Leased equipment expenditures of $8,671,733 for the nine months ended September 30, 1996 were financed through the discounting of $8,430,655 of noncancelable lease rentals to various financial institutions.


      The Company believes that inflation has not been a significant factor in its business.





      Based on the Company's anticipated residual value realization, distribution sales, and the anticipated refinancing of the Bank of America credit line, management believes that it will have adequate capital resources to continue its operations for at least the next twelve months, although, as stated above, should the Company fail to receive adequate debt or equity financing in the immediate future, the Company's growth will be materially and adversely affected and its present level of operations may be reduced.

                                    BUSINESS

      General. The Company buys, sells, leases and remarkets a wide variety of information processing and communication equipment, including midrange computers, telecommunications systems, peripherals, point-of-sale systems, local area networks and select high technology and other capital equipment produced by a variety of manufacturers, such as IBM, Unisys, AT&T, Sun Microsystems, DEC and Tandem. The Company's leasing customers are primarily large corporations that meet the Company's high credit standards and that possess significant information processing and telecommunications needs. The Company is also a distributor of IBM terminal, controller, printer and protocol converter products.

      Leasing Industry Overview. According to a survey conducted in 1994, The Computer Dealer and Lessors Association (the "CDLA"), the international trade organization which represents companies that lease, buy and sell new and used computers and other high technology equipment, the computer equipment leasing industry was estimated to be a $21.4 billion industry in 1995 consisting of many products and services loosely divided into several major submarkets. These submarkets include mainframe and midrange computer equipment, microcomputer sales and network design, local area networks, point-of-sale equipment, disaster recovery services and other engineering and technical support services. The Company believes that the size of the leasing market reflects the rapid technological improvements in and the development of new equipment as well as the advantage that leasing offers over equipment purchasing, including lower monthly payments and cash requirements, protection against technological obsolescence and easy disposal of possibly unwanted equipment at the end of the lease term.

      Historically, the industry was dominated by the manufacturers of mainframe computer equipment. However, the introduction of new and more powerful microcomputers offering increased capability at reduced prices has led to an increase in the demand for midrange and microcomputer hardware, software, accessories and related services. Business users are employing, at an increasing rate, midrange and microcomputer networks. This increase in technological capability and the relatively high cost of mainframe systems has resulted in a fundamental shift in the demand for information systems and services, creating new opportunities for more efficient distributors of midrange and microcomputers and related equipment.

      Strategy. The Company has achieved the growth of its lease portfolio by implementing the following key strategies:

      Customer Service and Responsiveness. The Company believes it provides its clients with superior customer service and long term solutions for their data processing, telecommunications and technical support needs. The Company has close partnership relationships with its clients enabling it to identify each client's complex data processing requirements and develop flexible, integrated leasing solutions in response. Close client relationships and the expertise and experience of management allow the Company to assist customers in their leasing decisions regarding data processing or other technological equipment. In this respect, the Company not only frequently participates in a customer's decision regarding the type of equipment to acquire to meet its needs, but also helps in developing a leasing structure. The Company believes that this strategy encourages a loyal customer base and repeat business.

      Diversification of Equipment and Manufacturers. The Company offers to customers a full range of new and used computer and telecommunications equipment manufactured by a variety of major manufacturers, including IBM, Unisys, AT&T, Sun Microsystems, DEC and Tandem. Over the last few years, the Company has strategically diversified its lease portfolio activities to include equipment such as computer storage hardware, point-of-sale systems and telecommunications equipment; the Company believes these to be less susceptible to rapid technological obsolescence than large, centralized computer processing units. The Company further believes that an expanded equipment base mitigates the risks of obsolescence of a specific type of equipment, as well as reducing the Company's reliance on any one particular manufacturer.

      Select Customers. The Company's customers are creditworthy corporations and other organizations that have significant data processing and telecommunication needs. These corporations enable the Company to structure long-term nonrecourse financing transactions with various financial institutions on competitive terms. Moreover, lower rate, nonrecourse financing limits the Company's financial exposure on those lease transactions further enabling the Company to expand its lease portfolio and customer base.

      Leasing. The Company provides customers through structured lease transactions with a full range of new and used data processing equipment, including midrange central processing units, peripherals, point-of-sale systems and telecommunications equipment produced by major manufacturers. By emphasizing a full range of products and manufacturers and by maintaining a balanced client base, the Company maximizes its leasing opportunities while providing stability to its total lease portfolio.

      The Company believes leasing offers certain advantages for its clients over equipment purchasing, including off-balance sheet financing, lower monthly payments and cash requirements, protection against technological obsolescence and easy disposal of equipment at the end of the lease term. Through its leasing transactions, the Company serves as an intermediary between end users of high technology equipment and sources of financing for equipment purchases.

      In a typical leasing transaction, the Company cultivates a customer relationship, develops an understanding of the customer's requirements and then delivers what the customer needs in the form of an advantageous lease financing structure. The terms and conditions of the lease are negotiated and, if accepted by the customer, a master lease agreement is executed and the equipment to be leased is secured either from a manufacturer, reseller or from the Company's inventory. The Company arranges nonrecourse financing secured by the equipment by selling the future lease rentals on a discounted basis. The discount rate reflects the credit standing of the lessee, the length of the lease and the total amount financed. The Company typically receives between 85% and 95% of its equipment cost through nonrecourse financing. The difference between the cost of the equipment and the amount received through the nonrecourse financing is referred to as the Company's "equity position" in the equipment. The Company usually finances its equity position in a lease through internally generated funds and recourse bank borrowings. The Company retains ownership of the equipment during the term of the lease. Upon expiration of the lease term, the Company seeks to maximize the realization of the residual value of the leased equipment through its remarketing activities on either a wholesale or retail basis.

      Equipment lease terms generally range from monthly to five years, with data processing and telecommunications equipment leases typically spanning two to four years. Additions to the lease portfolio frequently result from a competitive bidding process. Substantially all leases are noncancelable, require the lessee to protect the equipment, at their cost, with the manufacturer's maintenance contract and place the risk of loss or damage to the equipment on the lessee.

      Distribution. Pacific Mountain provides its customers with state-of-the-art mid-range peripheral equipment manufactured by a variety of major manufacturers, including IBM, Hewlett Packard, Epson, Pearle, Data South and IDEA. Approximately one-half of Pacific Mountain's business involves retail sales and the other half is sold to resellers in the wholesale market. Pacific Mountain secures its customers through cold calls, referrals, advertising in trade journals and advertising to the reseller market through fax and on-line system.

      Pacific Mountain typically buys products from a variety of manufacturers, for which Pacific Mountain maintains the status of authorized distributor. Most equipment is bought for inventory and is sold on a continual basis to its customer base at terms ranging from prepayment to net 30 days. The average inventory turnover is approximately 60 days. The Company believes that the synergy between Pacific Mountain and the Company is such that it becomes more advantageous to the customer to transact business with the Company or Pacific Mountain to take advantage of flexibility of acquisition (by or lease) and one stop shopping.

      Suppliers. The Company purchases new equipment directly from the manufacturer and obtains used equipment from its customer base and from the nationwide secondary market for used data processing and telecommunications equipment. Management's experience in the secondary market, coupled with the Company's portfolio of equipment under lease, enables the Company to tailor systems to customers' specific needs by combining new and used equipment configurations at competitive prices. Similarly, the Company is often able to facilitate new lease transactions by either buying, remarketing or trading in a prospective customer's existing equipment.

      A significant amount of the equipment leased by the Company consists of equipment manufactured by IBM, including computer systems, such as midrange central processing units, and computer peripherals, such as disk and tape drives, control units, printers and work stations. The Company considers the leasing of IBM equipment to be generally advantageous because of the large national IBM customer base and equipment aftermarket, IBM's policy of supporting its users with software and maintenance services, and IBM's reputation in the computer equipment marketplace.


      Reliance Upon Major Suppliers. Pacific Mountain is highly dependent on its suppliers, the manufacturers. Most manufacturers extend terms of net 30 days or provide a line of credit to Pacific Mountain for purposes of ordering equipment. Additionally, Pacific Mountain maintains a $500,000 line of credit with a financial institution, subject to possible downward adjustment through a formula calculation, secured by the assets of Pacific Mountain and guaranteed by the Company. Any event of default on any credit facility offered by a manufacturer could materially affect Pacific Mountain's ability to acquire equipment for resale.


      Remarketing of Leased Equipment and Dealer Activity. The Company's cash flow depends to a great extent upon the Company's ability to realize the residual value of leased equipment upon expiration of the lease term. Historically, the Company has realized its recorded investment in residual values through the renegotiating of leases during their terms to add or modify equipment; renewal or extension of the original lease; leasing of equipment to a new user; or sale of the equipment.

      The types of equipment purchased by the Company may be subject to short-term or long-term adjustment in fair market value due to advancing technology or functional obsolescence, and thus there can be no assurance as to the Company's ability to realize the recorded residual values of the Company's equipment. See "Risk Factors - Realization of Residual Values." In recording the estimated residual value of equipment to be received upon sale or re-lease of equipment for financial accounting purposes, the Company generally relies upon independent third-party estimates and internal history to determine the future market value and reduces such estimated amounts in recognition of the risks associated with the future disposition of such equipment.

      Customers and Marketing. The Company's leasing customers are primarily corporations and other organizations that have significant data processing and telecommunications needs and that meet the Company's credit standards. The Company's principal objective is to selectively engage in lease transactions with customers whose creditworthiness permits the Company to maximize the use of long-term, competitive rate nonrecourse financing. Three customers of the Company, Bed Bath & Beyond, Tiffany & Co. and the Hertz Corporation accounted for 13.1%, 11.5% and 10.2% of the Company's consolidated revenues in 1995 and the same three customers accounted for, in the aggregate, approximately 50% of consolidated revenues for the year ended December 31, 1994.

      The Company's marketing strategy is customer and relationship driven, emphasizing business partnering, relationship selling, quick response to customer requests for proposals, and a willingness and ability to offer flexible lease terms. Management's experience in the computer and leasing industry, knowledgeable and educated sales professionals and the ability to adjust to changes in the market place enables the Company to assist users of high-tech equipment to better manage their assets. The Company's sales and marketing staff provides comparisons of new and used equipment and lease and purchase options to determine the best strategy for each new customer. The Company's marketing goal is to evaluate all options available to a customer to form a strategic solution that best meets the customer's specific needs and objectives.

      The Company has equipment on lease throughout the United States. The Company's sales representatives market the Company's services primarily though referrals, personal or telephone sales calls and direct mailing.

      Competition. The technology leasing industry is highly competitive, fragmented and is comprised of numerous competitors, many of which are larger and better known than the Company with substantially greater financial resources. These competitors include national technology leasing companies, such as IBM Credit Corporation and Comdisco, Inc., as well as manufacturers of equipment, branches or divisions of national, regional and local commercial banks, savings and loan institutions and other commercial lending firms. The Company also competes with other small, independent leasing companies as well as individuals and firms that act as leasing brokers and other institutions. The Company competes on the basis of customer service, its long-term relationships with its customers and competitive pricing. There is no assurance that the Company can continue to compete successfully in the computer leasing industry.


      Employees. As of October 31, 1996, the Company, including its subsidiaries, employed twenty-three individuals on a full-time basis. The full-time employees consist of ten direct marketing personnel (including the Company's President) and thirteen managerial, administrative and clerical personnel. The number of employees currently employed by the Company is believed to be sufficient to support the Company's short-term anticipated growth and the Company intends to expand its employee base as the need arises.


      Properties. The Company leases approximately 5,250 square feet of office space in Las Vegas, Nevada for use as its executive offices and the leasing segment of its business. The initial lease term expires June 30, 2002. The lease may, subject to its terms, be extended for one five-year period ending June 30, 2007. Basic rent under the lease is $8,138 per month, subject to annual adjustment equal to a proportional increase in a consumer price index. The Company must also pay all costs of operations, including real property taxes, in addition to the basic rent.

      The Company also leases approximately 7,500 square feet of office and warehouse space for use by Pacific Mountain. The lease expires January 31, 2000 and has a current gross monthly rental of $5,248. The lease may be extended for one five-year period ending January 31, 2005. The Company believes that its facilities provide adequate space for its operations for the foreseeable future.

                                   MANAGEMENT

      Directors and Executive Officers. The names and ages of the directors and executive officers of the Company and their positions with the Company, are as follows:

       Name                          Age      Position
       ----                          ---      --------

       Michael F. Daniels            48       Chairman of the Board, President
                                              and Chief Executive Officer

       Larry M. Segall               41       Director


       L. Derrick Ashcroft           68       Director


       William G. McMurtrey          57       Director


       David C. Ward                 55       Director


       William J. Vargas             37       Vice President-Finance, Chief
                                              Financial Officer and Treasurer


      Michael F. Daniels. Mr. Daniels has served as Chairman of the Board of Directors, President and Chief Executive Officer since April 1994 and as a Director of the Company since 1983. He served as Chief Operating Officer from March 1993 to April 1994 and as Senior Vice-President-Marketing for more than five years prior thereto. From 1970 to 1983 he was a Senior Systems Engineer with Metropolitan Life Insurance Company.


      Larry M. Segall. Mr. Segall has served as a director of the Company since November 1989. Mr. Segall has been employed by Tiffany & Co. since 1985 and is currently its Vice President - Treasurer and Controller. From 1983 to 1985 he was Controller of Murjani International Ltd. From 1977 to 1983 he was employed as an auditor with Touche Ross & Co.

      L. Derrick Ashcroft. Mr. Ashcroft has served as a Director since August 1994. From 1988 to 1995 he was Chairman of the Board of Cardiopet, Inc., an animal diagnostic firm and from 1986 through 1988 he served as Chairman and President of Ashcroft Rubin, Inc., an equipment leasing company specializing in tax-driven equipment leases. He also currently serves as a Director on the Board's of Tatatech, Inc., a high tech venture capital firm and Telco Technologies, Inc., a telecommunications services company. Mr. Ashcroft is a graduate of Oxford University, England.

      William G. McMurtrey. Mr. McMurtrey has served as a Director of the Company since June 1994 and as President of Pacific Mountain since 1978. From 1974 to 1978, Mr. McMurtrey was a Regional Vice President for Telex Corporation and from 1967 to 1974 he was a Branch Manager for the Honeywell Corporation.

      David C. Ward. Dr. Ward has served as a Director of the Company since May 1995. Dr. Ward has been a faculty member, Department of Genetics and Molecular Biographics and Biochemistry, Yale University School of Medicine since 1971 and a Professor since 1982. He is a business advisor to Integrated Genetics, Genzyme Corporation, Seq, Inc., Anco Rx and the Canadian Medical Research Council.

      William J. Vargas. Mr. Vargas has served as Vice President-Finance, Chief Financial Officer and Treasurer since May 1995 and as Secretary since February 1996. From July 1993 through January 1995 Mr. Vargas was the Senior Director of Finance for Fitzgeralds Casino/Hotel in Las Vegas, Nevada and from February 1995 through April 1995 he was an independent financial consultant. From July 1990 to December 1991 and from January 1992 to July 1993 he was the Chief Financial Officer of Electronic Data Technologies and Sport of Kings, Inc., respectively, two publicly traded gaming companies. From July 1984 to July 1990 he was employed as an auditor with Arthur Andersen & Co.

      Officers serve at the discretion of the Board of Directors. All Directors hold office for one year terms and until the election and qualification of their successors. The Company has a Key Employee Stock Option Committee and a Director Stock Option Committee consisting of Messrs. Segall and Ashcroft and Messrs. Daniels and McMurtrey, respectively. The Stock Option Committees are responsible for the granting of stock options under the Company's 1991, 1993 and 1994 Stock Option Plans. The Company has an Audit Committee consisting of Messrs. Segall and Ashcroft. The Board of Directors did not have a standing nomination committee or committee performing similar functions during the year ended December 31, 1995.


                             EXECUTIVE COMPENSATION

      The compensation paid and/or accrued to the Chief Executive Officer of the Company for services rendered to the Company during the three fiscal years ended December 31, 1995 is presented in the following table. No other executive officer received annual compensation in excess of $100,000 in any of the three years ended December 31, 1995.



Summary Compensation Table


                                                                                    Long Term Compensation
                                                                      --------------------------------------------------
                                       Annual Compensation                    Awards                     Payouts
                              -------------------------------------   -----------------------   ------------------------
     Name of
    Individual                                                                     Securities     Long
       and                                                Other       Restricted   Underlying     Term
    Principal         Fiscal                              Annual        Stock       Options/    Incentive     All Other
     Position          Year    Salary       Bonus      Compensation     Awards       SARs(#)     Payouts    Compensation
    ----------        ------  --------   -----------   ------------   ----------   ----------   ---------   ------------

Michael F. Daniels     1995   $254,808   $ 25,000(1)   $198,987(2)        -          79,000         -         $4,500(3)
 President & CEO       1994   $188,314   $732,000(4)   $192,148(2)        -               -         -         $4,500(3)
                       1993   $146,652          -      $199,149(2)        -          15,625         -              -

-------------------
<F1>  Consists of accrued bonus pursuant to employment contract.
<F2>  Consists of commission  income based upon  realization of excess  residual values related to leases entered into prior to May 15, 1993.
<F3>  Represents company matching contribution to 401(k) Profit Sharing Plan.
<F4>  Consists of 300,000  shares of restricted  common stock at a quoted market price of $2.44 granted in lieu of discretionary commissions.

Option/SAR Grants in Last Fiscal year


                                                Percent
                             Number of          of Total
                            Securities       Options/SAR's
                            Underlying          Granted          Exercise
                           Options/SAR's      to Employees       or Base       Expiration
        Name                Granted (#)      In Fiscal Year    Price ($/Sh)       Date
        ----               -------------     --------------    ------------    ----------

Michael F. Daniels             50,000            27.4%             $1.06         5-03-00
                               29,000            15.9%             $1.06         8-14-00


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year End
 Option/SAR Values

                                                       Number of          Value of
                                                      Securities        Unexercised
                                                      Underlying        In-The-Money
                                                    Options/SAR's       Options/SAR's
                           Shares                     At Fiscal          At Fiscal
                          Acquired                   Year End (#)       Year End ($)
                             on         Value        Exercisable/       Exercisable/
      Name                Exercise     Realized     Unexercisable       Unexercisable
      ----                --------     --------     --------------     ---------------

Michael F. Daniels           0            0         101,250/79,000     $93,436/$49,573

Directors Compensation



      Each non-employee director of the Company is paid $1,000 per month. In addition, each director is entitled to participate in the Company's 1991 and 1993 Director Stock Option Plan and in the 1994 Stock Option Plan. During 1995, the Company granted an aggregate of 67,500 options to non-employee directors at an exercise price of $1.06 per share, which was the market value of the Company's common stock on the date of grant. The Company does not pay its directors any additional fees for committee participation.


Employment Contracts


      Michael F. Daniels serves as the Company's President and Chief Executive Officer under an employment agreement dated July 1, 1995 and expiring June 30, 2000. Mr. Daniels is compensated at a rate of $250,000 per annum and is eligible for a bonus based on company performance. In addition, Mr. Daniels is entitled to receive commissions equal to 25% of the net proceeds realized by the Company from any subsequent sale or lease of certain equipment subject to leases which commenced prior to May 15, 1993 in excess of the residual value of such equipment.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


      The following table sets forth, as of November 15, 1996, certain information concerning those persons known to the Company, based on information obtained from such persons, with respect to the beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Act of 1934) of shares of Common Stock, $0.01 par value, of the Company by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each Director of the Company or, (iii) each executive officer named in the Summary Compensation Table and (iv) all executive officers and Directors as a group:


                                                Amount and Nature
   Name and Address of                            of Beneficial          Percentage of
   Beneficial Owner (1)                           Ownership (2)            Class (3)
   --------------------                         -----------------        -------------


   Michael F. Daniels                               539,625 (4)              12.9%
   William G. McMurtrey                             178,888 (5)               4.4%
   L. Derrick Ashcroft                              152,500 (6)               3.7%
   Larry M. Segall                                  266,875 (7)               6.3%
   David C. Ward                                     40,000 (8)               1.0%
   Select Media, Inc.                               248,000 (9)               5.8%
   All Directors and Executive Officers
    as a Group (6 persons)                        1,220,388                  26.1%


-------------------
<F1>  The address for all individuals  identified  herein is 6540 S. Pecos Road,
      Suite 103, Las Vegas, Nevada 89120.

<F2>  Unless otherwise noted, the Company believes that all persons named in the table  have sole  investment  power  with  respect to all shares of Common
      Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options or upon the conversion of convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options or warrants or shares of Convertible Preferred Stock that are held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days from the date hereof have been exercised or converted.


<F3>  Based on 4,011,211  shares of Common Stock  outstanding as of November 15,
      1996.

<F4>  Includes options to purchase 180,250 shares of Common Stock granted to Mr.
      Daniels which are currently exercisable.

<F5>  Includes  options to purchase 40,000 shares of Common Stock granted to Mr.
      McMurtrey which are currently exercisable.

<F6>  Includes options to purchase 147,500 shares of Common Stock granted to Mr.
      Ashcroft which are currently exercisable.

<F7>  Includes options to purchase 254,000 shares of Common Stock granted to Mr.
      Segall which are currently exercisable.

<F8>  Includes  options to purchase 30,000 shares of Common Stock granted to Mr.
      Ward which are currently exercisable.

<F9>  Includes  options to  purchase  248,000  shares of Common  Stock which are currently exercisable.






                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Mr. Segall, a director of the Company, is also an officer of Tiffany & Co., which is also one of the Company's customers. Mr. Segall receives no cash or other remuneration from the Company other than a fee for his services as a director and participation in the Director Stock Option plans. The Company believes that the terms of its lease arrangements with Tiffany & Co. are fair and have been reached on an arms-length basis.


                DESCRIPTION OF CAPITAL STOCK AND CLASS B WARRANTS


      The Company is authorized to issue 12,500,000 shares of Common Stock, par value $.01 per share.


      Preferred Stock. The Company's Certificate of Incorporation authorizes the Company to issue an aggregate of 1,000,000 shares of preferred stock. Under the Certificate of Incorporation, the Board of Directors has the power, without further action by the stockholders, to designate the relative rights and preferences of the Company's preferred stock, when and if issued. Such rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of the Company and may have an adverse effect on the rights of the holders of the Common Stock.

      In 1993, the Company issued a new series of preferred stock, par value $.01 per share, consisting of 380,000 shares of Series A Convertible Preferred Stock ("Series A Preferred Stock"). The Series A Preferred Stock is convertible at any time at the option of the holder, unless previously redeemed, into shares of Common Stock of the Company at the Conversion Price then in effect (or 1.75 shares of Common Stock for each share of Series A Preferred Stock). The Series A Preferred Stock will automatically convert into Common Stock at the Conversion Price then in effect if the closing price for the Series A Preferred Stock equals or exceeds $13.00 per share for 10 consecutive trading days. Upon conversion of a share prior to the close of business on August 4, 1998, the stockholder will receive, in addition to the Common Stock, one Warrant per share of Common Stock received in such conversion.

      Upon the optional conversion of shares of Series A Preferred Stock which occurs between the date in any quarter on which dividends accrue prior to such date for the succeeding quarter, the holder of such shares of Series A Preferred Stock shall also be entitled to receive a conversion bonus equal to $0.25 per share of Series A Preferred Stock so converted. The Series A Preferred Stock may be redeemed for cash at any time at the option of the Company, in whole or in part, at $10.00 per share, plus accrued and unpaid dividends to the redemption date. Except as specifically provided, the Series A Preferred Stock is nonvoting. Its liquidation preference is $10.00 per share, plus accrued and unpaid dividends. Annual cumulative dividends are paid at the rate of $1.00 per share of Series A Preferred Stock, accruing from the date of first issuance, payable quarterly in arrears each March 31, June 30, September 30 and December 31, when, as and if declared by the Company's Board of Directors.


      Common Stock. At November 15, 1996, there were 4,011,211 shares of Common Stock outstanding held of record by approximately 220 stockholders. At November 15, 1996, an additional 6,306,345 shares of Common Stock were issuable upon exercise of outstanding options and warrants and 400,778 shares of Common Stock were issuable upon conversion of the Company's Series A Convertible Preferred Stock (229,016 shares outstanding at November 15, 1996). The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. The holders of Common Stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of holders of the Company's Series A Preferred Stock and holders of other series of preferred stock, if any, and the Company's contractual restrictions against the payment of dividends on Common Stock. See "Price Range of Common Stock and Related Stockholder Matters" and "Dividend Policy." In the event of liquidation or dissolution of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

      Holders of Common Stock have no preemptive rights and have no right to convert their Common Stock into any other securities. All of the outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is not subject to call or assessment, has no preemptive conversion or cumulative voting rights and is not subject to redemption.





      Class B Warrants. Each Class B Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $1.00 per share. The Class B Warrants are exercisable from January 1, 1996 and expire on August 7, 1997. The exercise price and the number of shares issuable upon exercise of the Class B Warrants are subject to automatic adjustment in certain events, including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. Except as stated in the preceding sentence, the Class B Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Class B Warrants or the current market price of the Company's securities.

      The outstanding Class B Warrants will be redeemable, in whole or in part, at the option of the Company at any time, upon not fewer than 30 days' notice, at a redemption price equal to $.001 per Class B Warrant. The Company presently intends to redeem all of the Class B Warrants by January 15, 1997 by providing 30 days' prior written notice of redemption to the Class B Warrant holders. The Class B Warrants remain exercisable during the 30 day notice period, however, any holder who does not exercise the Class B Warrants prior to redemption will forfeit his right to purchase the underlying common stock.

      Holders of Class B Warrants may exercise their Class B Warrants for the purchase of shares of Common Stock only if a current Prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification, under applicable state securities laws. The Company may decide not to seek, or may not be able to obtain, qualification for the issuance of such Common Stock in all of the states in which the ultimate purchasers of the Class B Warrants reside, in such case, the Class B Warrants of such purchasers may have no value if such Class B Warrants cannot be exercised. The Company will use its best efforts to maintain a current Prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the Exercise Price of the Class B Warrants until the Expiration Date of the Class B Warrants, although there can be no assurance that the Company will be able to do so.

      The Company has instructed its Transfer Agent to reserve from its authorized but unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Class B Warrants. During the period in which a Class B Warrant is exercisable, exercise of such Class B Warrant may be effected by delivery of the Class B Warrant, duly endorsed for exercise and accompanied by payment of the Exercise Price and any applicable taxes or governmental charges, to the Warrant Agent. The shares of Common Stock issuable on exercise of the Class B Warrants will be, when issued in accordance with the Class B Warrants, fully paid and nonassessable.

      The holders of the Class B Warrants have no rights as stockholders until they exercise their Class B Warrants.

      Transfer Agent and Warrant Agent. American Stock Transfer & Trust Company is the transfer agent and registrar for the Company's Common Stock and will be the transfer agent, registrar and Warrant Agent for the Class A Class B Warrants.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion does not address certain federal income tax consequences that are the result of special rules, such as those that apply to life insurance companies, tax-exempt entities, foreign corporations, and non-resident alien individuals. In addition, the discussion does not address alternative minimum tax considerations and is limited to investors who will hold Class B Warrants as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion is based on relevant provisions of the Code, the Treasury Regulations promulgated thereunder (the "Regulations"), revenue rulings published in the Internal Revenue Bulletin and judicial decisions in effect at the date of this Prospectus. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences discussed herein. THE TAX TREATMENT TO A HOLDER MAY VARY DEPENDING ON SUCH HOLDER'S PARTICULAR SITUATION. POTENTIAL INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX TREATMENT THAT MAY BE ANTICIPATED TO RESULT FROM THE OWNERSHIP OR DISPOSITION OF CLASS B WARRANTS OR COMMON STOCK IN THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF FOREIGN, STATE OR LOCAL TAX LAWS OR ESTATE AND GIFT TAX CONSIDERATIONS.

      Exercise of Class B Warrants. Upon the exercise of a Class B Warrant, a holder will not recognize gain or loss and will have a tax basis in the Class B Warrant Shares issuable upon such exercise equal to the tax basis of the Class B Warrant plus the Exercise Price. The holding period for the Class B Warrant Shares will begin on the day after the date of exercise.

      Redemption, Sale or Expiration of Class B Warrants. On redemption, sale or expiration of a Class B Warrant, the holder will recognize gain or loss equal to the difference between the amount realized on the redemption, sale or expiration and the holder's tax basis in the Class B Warrant. A holder's tax basis in a Class B Warrant generally will equal the basis of the Class B Warrant upon its issuance to or acquisition by the holder. Such gain or loss will be capital gain or loss and would be long-term capital gain or loss if the holding period were to exceed one year.

      State and Local Income Taxes. Holders of Class B Warrants may be liable for state and local income taxes with respect to the sale, exchange or redemption of Class B Warrants. Prospective investors are advised to consult their own tax advisors as to the state, local and other tax consequences of acquiring, holding and disposing of Class B Warrants.


                                  LEGAL MATTERS

      The legality of the issuance of the Securities offered hereby have been passed upon by Werbel & Carnelutti, A Professional Corporation, 711 Fifth Avenue, New York, New York 10022.

                                     EXPERTS

      The audited consolidated financial statements of Leasing Edge Corporation and subsidiaries as of and for the years ended December 31, 1995 and 1994 (as restated), included in this Prospectus and in Amendment No. 3 to the Registration Statement, have been examined by KPMG Peat Marwick LLP, independent certified public accountants, and are included herein in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.



            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                     Page
                                                                                     ----


Independent Auditors' Report- KPMG Peat Marwick LLP

Consolidated Balance Sheets As of December 31, 1995 and 1994 (as Restated)

Consolidated Statements of Operations For The Years Ended December 31, 1995 and 1994 (as Restated)

Consolidated Statements of Cash Flows For The Years Ended December 31, 1995 and 1994 (as Restated)

Consolidated Statements of Stockholders' Equity For The Years Ended
 December 31, 1995 and 1994 (as Restated)

Notes to Consolidated Financial Statements

Consolidated Balance Sheet as of September 30, 1996 (unaudited)

Consolidated Statements of Operations for the Three and Ninth Months Ended
 September 30, 1996 and September 30, 1995 (unaudited)

Consolidated Statements of Cash Flows for the Nine Months Ended
 September 30, 1996 and September 30, 1995 (unaudited)

Notes to Consolidated Financial Statements (unaudited)

                          Independent Auditors' Report


The Board of Directors
Leasing Edge Corporation


We have audited the accompanying consolidated balance sheets of Leasing Edge Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our resonsibility is to express an opinion on the consolidated financial statements based upon our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Leasing Edge Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 2 to the  consolidated  financial  statements,  during 1995 management discovered certain errors in the 1994 consolidated financial statements. Accordingly, the previously issued financial statements as of and for the year ended December 31, 1994 have been restated to correct these errors.


Las Vegas, Nevada
March 11, 1996, except
  for the third paragraph
  of Note 7 which is as of
  March 27, 1996                                       /s/ KPMG Peat Marwick LLP




                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                                             December 31,     December 31,
                                                                                 1995             1994
                                                                                              (As Restated)
                                                                             ------------     -------------

ASSETS:
  Cash                                                                       $    209,084     $    479,118
  Receivables - net of allowance for doubtful accounts of $12,000 and
   $80,000 at December 31, 1995 and 1994, respectively                            434,321          910,252
  Notes receivable - employees                                                    148,750                -
  Inventory, net                                                                1,336,747          708,319
  Investment in leased assets:
    Operating leases, net                                                      21,026,590       22,976,503
    Sales-type and direct financing leases                                      3,165,539        5,008,078
    Lease incentives                                                                    -           79,932
  Furniture and equipment - net of accumulated depreciation of
   $266,478 and $419,515 at Decemeber 31, 1995 and 1994, respectively             148,366          149,001
  Other assets                                                                    413,847           89,012
  Goodwill, net of accumulated amortization of $50,235 and $20,094 at
   December 31, 1995 and 1994, respectively                                       401,881          432,022
                                                                             -----------------------------
TOTAL ASSETS                                                                 $ 27,285,125     $ 30,832,237
                                                                             =============================


The accompanying notes are an integral part of these consolidated financial statements.


(continued)



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                             December 31,     December 31,
                                                                                 1995             1994
                                                                                              (As Restated)
                                                                             ------------     -------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Accounts payable                                                           $  1,576,165     $  1,840,714
  Accrued liabilities                                                             311,734        2,459,591
  Notes payable and lines of credit                                             3,236,954        1,494,705
  Nonrecourse and recourse discounted lease rentals                            16,260,002       20,717,986
  Other liabilities                                                                25,344          116,964
                                                                             -----------------------------
    TOTAL LIABILITIES                                                          21,410,199       26,629,960
                                                                             -----------------------------

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $.01 par value; 1,000,000 shares authorized, 380,000 shares issued; 229,016 and 230,016 shares
   outstanding at December 31, 1995 and 1994, respectively                          2,290            2,300
  Common stock, $.01 par value; 10,000,000 shares authorized, 3,132,319 and 1,670,454 shares issued and 3,129,319 and 1,667,454 shares
   outstanding at December 31, 1995 and 1994, respectively                         31,324           16,705
  Common stock subscribed                                                               -          478,600
  Additional paid-in capital                                                    9,526,259        7,658,463
  Accumulated deficit                                                          (3,647,947)      (3,849,291)
                                                                             -----------------------------
                                                                                5,911,926        4,306,777
  Common stock held in treasury, at cost; 3,000 shares                            (12,000)         (12,000)
  Note receivable from stockholder                                                (25,000)         (92,500)
                                                                             -----------------------------
    TOTAL STOCKHOLDERS' EQUITY                                                  5,874,926        4,202,277
                                                                             -----------------------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                               $ 27,285,125     $ 30,832,237
                                                                             =============================

The accompanying notes are an integral part of these consolidated financial statements.



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                      Years Ended December 31,
                                                   ------------------------------
                                                       1995             1994
                                                                    (As Restated)
                                                   ------------     -------------

Revenues:
  Operating leases                                 $ 10,484,855     $   9,902,280
  Sales-type leases                                     633,544         4,322,488
  Direct finance leases                                  65,950            99,743
  Direct sales and other                              1,837,859         1,473,308
                                                   ------------------------------
Total revenues from leasing operations               13,022,208        15,797,819
Distribution sales                                    5,127,949         3,970,026
                                                   ------------------------------
Total revenues                                       18,150,157        19,767,845
                                                   ------------------------------
Costs and expenses:
  Operating leases                                    6,950,198         6,726,546
  Sales-type leases                                     310,640         3,060,546
  Interest expense                                    1,524,036         1,622,182
  Lease incentive amortization                           79,932           150,614
  Direct sales                                        1,736,648         2,113,213
  Write down of inventory and residual values           209,752         1,118,223
                                                   ------------------------------
Total costs from leasing operations                  10,811,206        14,791,324
Distribution cost of sales                            4,454,861         3,391,795
Selling, general and administrative expenses          2,404,694         5,861,275
Interest expense                                        278,052           192,023
                                                   ------------------------------
Total costs and expenses                             17,948,813        24,236,417
                                                   ------------------------------
Income (loss) before income taxes                       201,344        (4,468,572)
Provision for income taxes                                    -          (339,411)
                                                   ------------------------------
Net income (loss)                                  $    201,344      $ (4,129,161)
                                                   ==============================

Earnings (loss) per common share                   $      (0.01)     $      (3.12)
                                                   ==============================

Weighted average common shares outstanding            2,907,279         1,408,302
                                                   ==============================


The accompanying notes are integral part of these consolidated financial statements.



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Years Ended December 31,
                                                                          --------------------------
                                                                          1995              1994
                                                                                            (As Restated)
                                                                          ------------      --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                       $    201,344      $  (4,129,161)
  Adjustments to reconcile net income (loss) to cash provided by operating activities:
    Depreciation and amortization                                            7,112,213          6,939,267
    Write down of inventory and residual values                                209,752          1,118,223
    Deferred income taxes                                                            -           (339,411)
    Stock option compensation expense                                                -            496,405
    Stock compensation expense                                                       -            989,813
    Change in assets and liabilities due to operating activities:
      (Increase) decrease in accounts receivable                               475,931           (175,860)
      Increase in inventory                                                   (469,069)          (753,997)
      Increase in notes receivable                                            (135,250)                 -
      (Decrease) increase in accounts payable                                 (264,549)           968,873
      (Decrease) increase in accrued liabilities                              (951,395)         1,947,917
      All other operating activities                                          (134,187)           114,620
                                                                          -------------------------------
        Total adjustments                                                    5,843,446         11,305,850
                                                                          -------------------------------
        Net cash provided by operating activities                            6,044,790          7,176,689
                                                                          -------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales, transfers and disposals of inventory and equipment                  1,498,724          5,470,819
  Purchases of inventory for lease                                          (6,868,120)       (13,597,825)
  Purchases of furniture and equipment                                         (51,307)           (70,651)
  Purchase of Pacific Mountain, net of cash acquired                                 -           (104,327)
  Additions to net investment in sales-type and direct finance leases         (400,252)        (4,671,541)
  Sales-type and direct financing lease rentals received                     2,242,791          4,498,330
                                                                          -------------------------------
        Net cash used in investing activities                               (3,578,164)        (8,475,195)
                                                                          -------------------------------


The accompanying notes are an integral part of these consolidated financial statements.

                                                                     (Continued)



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                                          1995              1994
                                                                          ------------      --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from nonrecourse and recourse discounted lease rentals            6,013,957         15,037,620
  Payments on nonrecourse and recourse discounted lease rentals            (10,471,941)       (13,919,787)
  Proceeds from notes payable                                                3,810,203            218,178
  Payments on notes payable                                                 (2,022,129)           (54,175)
  Proceeds from exercise of stock options                                            -             78,220
  Proceeds from sale of stock                                                  445,534            195,000
  Proceeds from common stock subscriptions                                           -            478,600
  Deferred equity transaction costs                                           (282,268)                 -
  Purchase of treasury stock                                                         -            (12,000)
  Preferred stock dividends paid                                              (230,016)          (258,860)
                                                                          -------------------------------
Net cash used in financing activities                                       (2,736,660)         1,762,796
                                                                          -------------------------------
Net increase (decrease) in cash                                               (270,034)           464,290
Cash at beginning of period                                                    479,118             14,828
                                                                          -------------------------------
Cash at end of period                                                     $    209,084      $     479,118
                                                                          ===============================

Supplemental Disclosure of Cash Flow Information:

  Cash paid during the period for:
    Interest                                                              $  1,837,559      $   1,743,579
                                                                          ===============================

    Income taxes                                                          $      7,750      $      13,813
                                                                          ===============================


The accompanying notes are an integral part of these consolidated financial statements.



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
           FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994 (AS RESTATED)



                                                                                                                          Total
                    Preferred Stock    Common Stock    Additional  Retained               Stock-   Deferred    Common     Stock-
                    ---------------  -----------------  Paid in    Earnings   Treasury    holder   Compens-    Stock     holders'
                    Shares   Amount   Shares   Amount   Capital    (Deficit)    Stock     Notes     ation    Subscribed   Equity
                    -------  ------  --------- ------- ----------  ---------  ---------  --------  --------  ---------- ----------

Balance at
 December 31, 1993,
 as previously
 reported           296,465  $2,965  1,135,854 $11,358 $6,262,434  $2,328,747         -  ($92,500) ($276,675)        -  $8,236,329
Prior period
 adjustments                           (28,750)   (288)  (128,512) (1,895,092)                                          (2,023,892)
                    --------------------------------------------------------------------------------------------------------------
Balance at
 December 31, 1993,
 as restated        296,465   2,965  1,107,104  11,070  6,133,922     433,655         -   (92,500)  (276,675)        -   6,212,437

Conversion of
 preferred stock    (66,449)   (665)   116,715   1,168       (503)                                                               -
Acquisition of
 PMCPI                                  88,888     889    115,778                                                          116,667
Exercise of
 stock options                          69,000     690    297,260                                                          297,950
Common stock for
 services                              228,000   2,280    987,533                                                          989,813
Common stock for
 interest                                9,375      94     35,062                                                           35,156
Purchase of
 treasury stock                                                                 (12,000)                                   (12,000)
Sale of common
 stock                                  51,372     514    194,486                                                          195,000
Common stock
 subscribed                                                                                                    478,600     478,600
Preferred stock
 dividend                                                (105,075)   (153,785)                                            (258,860)
Stock compensation
 expense                                                                                             276,675               276,675
Net loss                                                           (4,129,161)                                          (4,129,161)
                    --------------------------------------------------------------------------------------------------------------

Balance at
 December 31, 1994  230,016   2,300  1,670,454  16,705  7,658,463  (3,849,291)  (12,000)  (92,500)         -   478,600   4,202,277

Conversion of
 preferred stock     (1,000)    (10)     1,750      17         (7)                                                               -
Sale of common
 stock                                 499,999   5,000    440,534                                                          445,534
Issuance of common
 stock pursuant to
 guaranteed return
 agreement                             165,672   1,657     (1,657)                                                               -
Issuance of common
 stock                                 242,944   2,430    476,170                                             (478,600)          -
Common stock for
 services                              529,500   5,295  1,137,167                                                        1,142,462
Common stock for
 debt                                   22,000     220     45,605                                                           45,825
Reduction of note
 from stockholder                                                                          67,500                           67,500
Preferred stock
 dividend                                                (230,016)                                                        (230,016)
Net income                                                            201,344                                              201,344
                    --------------------------------------------------------------------------------------------------------------

Balance at
 December 31, 1995  229,016  $2,290  3,132,319 $31,324 $9,526,259 ($3,647,947) ($12,000) ($25,000)         -         -  $5,874,926
                    ==============================================================================================================



The accompanying notes are an integral part of these consolidated financial statements.


                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


      The Company was originally founded in 1980 under the name TJ Computer Services, Inc. ("TJCS"). In 1989, all of the outstanding common stock of TJCS was acquired by Harrison Development, Inc., an inactive public corporation organized in Colorado, which then changed its name to TJ Systems Corporation. In October 1991, the Company reincorporated in the State of Delaware and in June 1995, changed its name to Leasing Edge Corporation.

      The Company is primarily engaged in buying, selling and leasing data processing and other high technology equipment. The Company's objective is to conduct substantially all of its lease transactions with customers whose credit worthiness enables the Company to assign to various financial institutions the related lease rentals on a nonrecourse basis. Accordingly the Company's customers are primarily large corporations or other organizations that have significant data processing and telecommunication needs that meet the Company's credit standards.

      The Company is also a distributor of IBM terminal, controller, printer and protocol converter products. These products are marketed nationally through resellers and on the west coast through direct end-user sales by the Company's California based subsidiary, Pacific Mountain Computer Products, Inc., (PMCPI).


NOTE 1:     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Principals of Consolidation
            ---------------------------

            The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries TJCS, PMCPI and Maxel, Inc. (an inactive corporation). Intercompany accounts and transactions have been eliminated.

            Use of Estimates
            ----------------

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. For lease accounting, this includes the estimate of residual values, as described below. Actual results could differ from those estimates.

            Lease Accounting Policies
            -------------------------

            The Company's lease transactions are classified as either sales-type, direct financing, or operating leases. The Company classifies each lease at its inception in accordance with Statement of Financial Accounting Standards No. 13 "Accounting for Leases", as amended and interpreted. Sales-type and direct financing leases are those leases which transfer substantially all of the costs and risks of ownership of the equipment to the lessee. Generally, the Company classifies a lease as a sales-type or direct financing if the present value of the rental payments is at least 90% of the fair market value of the leased equipment at lease inception. Operating leases are those leases in which substantially all the benefits and risks of ownership of the equipment are retained by the lessor.

            The lease accounting methods used by the Company are:

            Sales-Type Leases
            -----------------

            At lease inception, the present value of the minimum lease payments calculated at the interest rate implicit in the lease is recorded as leasing revenues. The cost of the equipment less the present value of the estimated residual value is recorded as leasing costs and a dealer profit is recognized at the inception of the lease. The minimum lease payments plus the unguaranteed residual value are recorded as gross leased assets. Unearned interest income, consisting of the excess of the gross leased assets over their present values, is amortized to leasing revenues over the lease term to produce a constant percentage return on the investment.

            Direct Financing Leases
            -----------------------

            At lease inception, the minimum lease payments and the unguaranteed residual value are recorded as gross leased assets. Unearned interest income, consisting of the excess of the gross minimum lease payments and unguaranteed residual value over the cost of the equipment, is amortized to leasing revenues monthly to produce a constant yield over the term of the lease. Residual values are estimated at lease inception equal to the estimated value to be received from the equipment following termination of the lease (which in certain circumstances includes anticipated re-lease proceeds), as determined by management. In estimating such values, management considers all relevant information regarding the equipment and the lessee.

            Operating Leases
            ----------------

            Leasing revenue consists principally of monthly rentals. The cost of equipment is depreciated on a straight-line basis over the lease term to an amount equal to the estimated residual value at the lease termination date. Residual values are established at lease inception equal to the estimated value to be received from the equipment following termination of the initial lease (which in certain circumstances includes anticipated re-lease proceeds), as determined by management. In estimating such values, management considers all relevant information and circumstances regarding the equipment and the lessee. Because revenue, depreciation expense and the resultant profit margin before interest expense are recorded on a straight-line basis, and interest expense on discounted lease rentals is incurred on the interest method, profit is lower in the early years of the term of an operating lease and higher in later years.

            Residual Values
            ---------------

            Residual values are established at lease inception equal to the estimated value to be received from the equipment following termination of the initial lease (which in certain circumstances includes anticipated re-lease proceeds), as determined by management. In estimating such values, management considers all relevant information and circumstances regarding the equipment and the lessee. On at least an annual basis, management assesses the realizability of recorded residual values and, if necessary, establishes a reserve to reduce the recorded values to net realizable value.

            Inventory
            ---------

            Inventory of equipment that has come off lease is valued at the lower of cost or market based on specific identification. Inventory of equipment held for distribution is stated at the lower of cost (first in, first out) or market.

            Goodwill
            --------

            The Company's acquisition of PMCPI in 1994 has been accounted for as a purchase in which the excess of the purchase price over the fair market value of net tangible assets acquired is recorded as goodwill and is being amortized on a straight-line basis over 15 years. In accordance with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of, the Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. In Management's opinion, the recorded unamortized goodwill balance at December 31, 1995 of $401,881 is recoverable through the undiscounted future operating cash flows of the acquired entity.

            Nonrecourse Financing
            ---------------------

            The Company assigns the rentals under its leases to financial institutions and other lenders primarily on a nonrecourse basis. The Company receives a cash amount equal to the discounted value of the minimum lease payments. In the event of a default by a lessee, the lender has a security interest in the underlying leased equipment but has no recourse against the Company. Proceeds from discounted lease rentals are recorded as nonrecourse discounted lease rentals. Under sales-type and direct financing leases, leased assets and nonrecourse discounted lease rentals are reduced as lessees make payments under the lease. Under operating leases, leasing revenue is recorded and nonrecourse discounted lease rentals are reduced as lessees make rental payments to financial institutions. The Company has no restrictive arrangements with these financial institutions as a result of the nonrecourse borrowings.

            Direct Sales
            ------------

            Revenue from direct sales is generated from the marketing of the Company's inventory of computer equipment and the remarketing of the unguaranteed residuals at lease termination. Revenues and costs of direct sales of equipment sold are recognized at the time title to the equipment transfers to the customer.

            Furniture and Equipment
            -----------------------

            Furniture and equipment are recorded at cost. Expenditures that materially increase the life of the assets are capitalized. Ordinary repairs and maintenance are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in other income (expense).

            Depreciation and amortization are provided on the straight-line method over the following useful lives:

                 Computer equipment                           3 to 5 years
                 Furniture and office equipment               5 to 7 years
                 Leasehold improvements                       Term of lease

            Income Taxes
            ------------

            Deferred tax liabilities and assets are recognized for the future tax consequences attributable to temporary differences between financial reporting bases and the tax bases of the Company's assets and liabilities at enacted rates expected to be in effect when such amounts are realized or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date.

            Earnings Per Share
            ------------------

            Earnings per common and common equivalent share are computed based on the weighted average number of common and common equivalent shares outstanding during each period. Dilutive stock options included in the number of common and common equivalent shares are based on the treasury stock method.

            Reclassification
            ----------------

            Certain reclassifications have been made in the 1994 financial statements to conform to the 1995 presentation.


NOTE 2:     PRIOR PERIOD ADJUSTMENT

            In 1995, the Company discovered certain errors in its previously issued consolidated financial statements related to the misclassification of certain lease transactions and errors in the recording of direct sales activity, residual values and certain equity transactions. The aggregate amount of these errors resulted in a reduction in previously reported retained earnings at December 31, 1993 of $1,895,092, and an increase in previously reported net loss for the year ended December 31, 1994 of $1,999,486. The correction of such errors resulted in a reduction in previously reported total assets of $3,175,008, an increase in previously reported total liabilities of $686,913 and a decrease in previously reported net stockholders' equity of $3,861,921 at December 31, 1994. The following table presents the effect of the prior period adjustments on previously reported 1994 results of operations:

                                                          1994            1994              1994
                                                      As Previously    Prior Period          as
                                                         Reported      Adjustments        Restated
                                                      -------------    ------------     ------------

            Total revenues                            $ 19,885,789     $   (117,944)    $ 19,767,845

            Total expenses                              23,435,248          801,169       24,236,417

            Loss before benefit for income taxes        (3,549,459)        (919,113)      (4,468,572)

            Benefit for income taxes                    (1,419,784)      (1,080,373)        (339,411)
                                                      ----------------------------------------------
            Net loss                                  $ (2,129,675)    $ (1,999,486)    $ (4,129,161)
                                                      ==============================================

            Net loss per share                        $      (1.67)    $      (1.45)    $      (3.12)
                                                      ==============================================

            The tax effect of the prior period adjustment to retained earnings at December 31, 1993 reduced net deferred taxes to a $339,411 net deferred tax liability. Accordingly, the deferred tax effect of the prior period adjustment to 1994 resulted in an increase in the valuation allowance for deferred tax assets in excess of deferred tax liabilities.

            The Company has made all adjustments to the consolidated financial statements for the year ended December 31, 1994 and periods prior to January 1, 1994 which the Company believes are necessary for a fair presentation of such statements.


NOTE 3:     LEASE ACTIVITIES

            The components of the net investment in sales-type and direct financing leases are as follows at December 31:

                                                             1995           1994
                                                          -----------    -----------

            Total future minimum lease payments           $ 2,590,220    $ 4,508,023

            Estimated unguaranteed residual values of
             leased equipment                                 848,700      1,058,053

            Less unearned income                             (273,381)      (557,998)
                                                          --------------------------

            Total                                         $ 3,165,539    $ 5,008,078
                                                          ==========================

            Future minimum lease rentals on sales-type and direct financing leases are due as follows:

                                                     As of December 31,
                                                  -------------------------
                                                     1995          1994
                                                  -----------   -----------

            Years ending December 31,
              1995                                $         -   $ 2,276,733
              1996                                  1,905,426     1,755,747
              1997                                    427,062       307,182
              1998                                    257,732       168,361
                                                  -------------------------
                  Total                           $ 2,590,220   $ 4,508,023
                                                  =========================

            Assets under operating leases are as follows at December 31:

                                                               1995            1994
                                                           ------------    ------------

            Equipment at cost or net realizable value      $ 33,626,174    $ 33,740,093

            Accumulated depreciation                        (12,599,584)    (10,763,590)
                                                           ----------------------------

            Total                                          $ 21,026,590    $ 22,976,503
                                                           ============================

            Depreciation  expense related to operating leases was $6,950,198 and
            $6,726,546   for  the  years  ended  December  31,  1995  and  1994,
            respectively.

            Future minimum lease rentals on operating leases are due as follows:

                                                       As of December 31,
                                                  ----------------------------
                                                      1995            1994
                                                  ------------    ------------

            Years ending December 31,
              1995                                $         -     $  8,870,268
              1996                                   8,163,422       6,291,812
              1997                                   4,641,084       3,035,850
              1998                                   1,929,875         613,709
              1999                                     873,663               -
              2000                                     315,241               -
                                                  ----------------------------
                  Total                           $ 15,923,285    $ 18,811,639
                                                  ============================

            The estimated residual value of the Company's portfolio of leases (including sales-type, direct financing and operating) by year of lease termination are as follows:

                                                       As of December 31,
                                                  ----------------------------
                                                      1995            1994
                                                  ------------    ------------

            Years ending December 31,
              1995                                $          -    $  2,827,400
              1996                                   3,670,700       3,602,500
              1997                                   3,679,000       3,471,000
              1998                                   1,830,500       1,257,500
              1999                                     389,000               -
              2000                                     996,000               -
                                                  ----------------------------
                  Total                           $ 10,565,200    $ 11,158,400
                                                  ============================

NOTE 4:     Acquisition of Pacific Mountain Computer Products, Inc.

            On May 6, 1994, the Company acquired all of the common stock of PMCPI, a distributor of computer peripherals, for 88,888 shares of the Company's common stock and $400,000 in a transaction accounted for by the purchase method of accounting. Of the $400,000 portion of the purchase price, $150,000 was paid at closing and the balance is a non-interest bearing note which has been discounted at an imputed interest rate of 8.5 percent and is payable at various dates through January 1997. The excess of the total acquisition cost over the fair value of net assets acquired of $452,116 was recorded as goodwill and is being amortized over 15 years. The Consolidated Statement of Operations for the year ended December 31, 1994 (As Restated) includes PMCPI's results of operations for the period May 6, 1994 through December 31, 1994.

            The following unaudited proforma consolidated results of operations assume that the acquisition occurred on January 1, 1994 and reflect the historical operations of the purchased business adjusted for amortization of goodwill resulting from the acquisition.

            (In 000's except per share data)

                                                    Year ended
                                                 December 31, 1994
                                                 -----------------

                    Net revenues                       21,456
                    Net loss                           (4,184)
                    Loss per share                      (3.09)

            The proforma results of operations are not necessarily indicative of the actual results of operations that would have occurred had the acquisition been made at the beginning of the period, or of results which may occur in the future.


NOTE 5:     INCOME TAXES

            Total income tax expense (benefit) differed from the "expected" income tax expense (benefit) determined by applying the statutory federal income tax rate of 34% for the years ended December 31 as follows:

                                                            1995           1994
                                                         ----------    ------------

            Computed "expected" income tax expense
             (benefit)                                   $   68,457    $ (1,519,314)

            Change in valuation allowance for
             deferred tax assets                           (767,104)      1,042,381

            Nondeductible expenses                          698,647         137,522
                                                         --------------------------
            Total tax expense                                     -        (339,411)
                                                         ==========================

            The  tax  effects  of  temporary   differences  that  give  rise  to
            significant portions of the deferred tax assets and tax liabilities at December 31, 1994 and 1995 are presented below:

                                                                                December 31,     December 31,
                                                                                    1994             1995
                                                                                ------------     ------------

            Deferred Tax Assets
            -------------------
            Allowances for doubtful accounts, inventory obsolescence and
             residual value realization not deducted                            $   573,006      $    75,396
            Expenses accrued for financial statement purposes, not deducted         549,011          394,060
            Net operating loss carryforwards                                      2,273,836        1,394,786
                                                                                ----------------------------
            Total gross deferred tax assets                                       3,395,853        1,864,242
            Valuation allowance                                                  (1,042,381)        (275,277)
                                                                                ----------------------------
            Net deferred tax assets                                               2,353,472        1,588,965
                                                                                ----------------------------

            Deferred Tax Liabilities
            ------------------------
            Expenses deducted for tax purposes but not deducted for
             financial statement purposes                                            27,177                -
            Basis difference for sales-type and direct financing leases
             for financial statement purposes and sales for tax purposes            502,199          344,947
            Basis difference for operating leases, principally due to
             depreciation                                                         1,824,096        1,244,018
                                                                                ----------------------------
            Total deferred tax liabilities                                        2,353,472        1,588,965
                                                                                ----------------------------
            Net deferred taxes                                                            -                -
                                                                                ============================

            The Company has recorded a valuation allowance in accordance with the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" to reflect the estimated amount of deferred tax assets which may not be realized. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.

            At December 31, 1995, the Company has net operating loss carryforwards for Federal income tax purposes of approximately $4,000,000 which are available to offset future taxable income, if any, through 2009.


NOTE 6:     NONRECOURSE AND RECOURSE DISCOUNTED LEASE RENTALS

            The Company assigns the rentals of its leases to financial institutions at fixed rates on a nonrecourse or, to a lesser extent, on a recourse basis but retains the residual rights. In return for future lease payments, the Company receives a discounted cash payment. Discounted lease rentals as of December 31, 1995 and 1994 were $16,260,002 and $20,717,986 respectively of which $182,688 and
            $182,568 are recourse, respectively. Interest expense on discounted lease rentals for the years ended December 31, 1995 and 1994 was $1,524,036 and $1,622,182, respectively.

            Principal and interest payments required on discounted lease rentals are as follows:


                                                       As of December 31,
                                                  ----------------------------
                                                      1995            1994
                                                  ------------    ------------

            Years ending December 31,
              1995                                $          -    $ 11,006,415
              1996                                   9,802,474       7,953,041
              1997                                   4,989,520       3,311,481
              1998                                   2,064,050         779,703
              1999                                     838,869               -
              2000                                     284,877               -
                                                  ----------------------------
                  Total                             17,979,790      23,050,640
                  Less Interest                     (1,719,788)     (2,332,654)
                                                  ----------------------------
                  Principal amount                $ 16,260,002    $ 20,717,986
                                                  ============================

NOTE 7:     NOTES PAYABLE AND LINES OF CREDIT

            On July 11, 1995, the Company entered into a Revolving Line of Credit Agreement (the "Agreement") with Bank of America, Nevada. Borrowings under the Agreement, as amended, are limited to the lesser of $2.5 million ($2.7 million through May 10, 1996); sixty percent (60%) of the Company's Equity Position in approved leases, as defined; or twenty-five percent (25%) of the residual value of leased equipment, as defined. The revolving credit agreement provides for interest at Bank of America's prime interest rate plus two percent, is collateralized by certain personal property of the Company and requires the Company to pay an unused commitment fee equal to one half of one percent of the unused portion of the line, calculated on a weighted-average basis. Restrictive covenants under the Agreement, as amended, include the maintenance of consolidated tangible net worth, as defined, of at least $6.5 million; a consolidated ratio of total liabilities, as defined, to tangible net worth of no greater than 1.0:1.0; and a restriction on the payment of cash dividends on shares of the Company's common stock. The Agreement expires on June 30, 1996. At December 31, 1995, the Company did not meet the consolidated tangible net worth covenant. Bank of America has granted the Company a waiver of this covenant through June 30, 1996 (the expiration date of the Agreement).

            In July 1995, the Company borrowed $1,370,652 under the Agreement to repay principal and accrued interest and cancel a revolving credit facility with its predecessor bank. At December 31, 1995, the Company had outstanding borrowings under the Agreement of $2.7 million and the interest rate with respect to the Agreement was 10.5 percent. Average borrowings outstanding under the revolving line of credit during 1995 were $2,335,882 and the weighted average interest rate was 10.7 percent. Maximum borrowings outstanding under the revolving line of credit during 1995 were $2.7 million.

            In January 1995, PMCPI entered into a revolving credit agreement (the "Merrill Line") with Merrill Lynch Financial Services, Inc. Borrowings under the Merrill Line are limited to the lesser of $500,000 or an amount equal to 80 percent of PMCPI's accounts receivable, as defined, plus 60 percent of inventory, as defined. The Merrill Line is secured by accounts receivable and inventory of PMCPI and is guaranteed by the Company. Subsequent to December 31, 1995, the Merrill Line borrowing base calculation was modified to be more consistent with PMCPI's operations and the line was extended through June 30, 1996. The change in the borrowing base calculation increases PMCPI's credit availability under the Merrill Line by approximately $160,000.

            At December 31, 1995, PMCPI had outstanding borrowings under the Merrill Line of $332,424 and the interest rate with respect to the line was 9.5 percent. Average borrowings outstanding under the revolving credit agreement during 1995 were $402,993 and the weighted average interest rate was 9.9 percent. Maximum borrowings outstanding under the revolving credit agreement during 1995 were $459,906.

            In November 1995, the Company entered into a letter agreement with Union Chelsea National Bank (UCNB) whereby UCNB agreed to make available to the Company a $250,000 line of credit (the "Equity Line") to be used to fund the Company's equity investment in certain leases discounted by UCNB (ie., the difference between the cost of the leased equipment and the discounted present value of the minimum lease payments assigned to UCNB). Borrowings under the Equity Line are evidenced by term notes and require monthly payments of principal and interest over a period equal to the term of the related discounted lease with a final balloon payment of between 30 and 50 percent depending on the lease term. Interest rates on the term notes are at the applicable discounted lease rate plus 1.25%. At December 31, 1995, the Company had outstanding term notes and available credit under the Equity Line of $62,264 and $187,736, respectively.

            In connection with the Company's acquisition of PMCPI in 1994, the Company issued a non-interest bearing $250,000 note payable to PMCPI's sole shareholder. The note is payable in varying installments at varying dates through January 1997. At December 31, 1995, the remaining obligation on such note, discounted at an imputed interest rate of 8.5%, was $95,939.

            Notes payable and lines of credit consist of the following at December 31,

                                                                                 1995           1994
                                                                              -----------    -----------

            Revolving line of credit agreement with Bank of America, with
             floating interest rate, currently at 10.5 percent                $ 2,700,000    $         -

            Revolving line of credit agreement with Merrill Lynch, with
             floating interest rate, currently at 9.5 percent                     332,424              -

            Secured notes payable to UCNB, payable in installments through
             November, 1999 with fixed interest rates between 9.75 and
             10.0 percent, secured by leased equipment                             62,264              -

            Notes payable to Shareholder, due January 1997, with imputed
             interest at 8.5 percent                                               95,939        236,916

            Revolving line of credit agreement with UCNB, due 1995, with
             variable interest rate of prime plus 2.5 percent                           -        972,363

            Term loan payable to UCNB, due 1995, with variable interest
             rate of prime plus 2.5 percent                                             -        163,777

            Other                                                                  46,327        121,649
                                                                              --------------------------
                                                                              $ 3,236,954    $ 1,494,705
                                                                              ==========================

NOTE 8:     COMMITMENTS AND CONTINGENCIES

            a)    Lease Agreements

                  The Company leases office and warehouse space under operating leases expiring individually through 2002. The following is a schedule by year of future minimum rental payments required as of December 31, 1995 under these operating leases that have initial or remaining noncancelable lease terms in excess of one year:


                  Years ending December 31,
                    1996                                  $ 160,626
                    1997                                    160,626
                    1998                                    160,626
                    1999                                    160,626
                    2000                                    102,898
                    Thereafter                              146,475
                                                          ---------
                        Total                             $ 891,877
                                                          =========

                  Rental expense on operating leases was $143,581 and $79,976 for the years ended December 31, 1995 and 1994, respectively.

            b)    Employment Contracts

                  The Company has employment agreements with certain of its executive officers and management personnel with remaining terms of approximately five years at amounts equal to their current levels of compensation. Under these agreements, the employee is entitled to receive other employee benefits of the Company, including medical and life insurance coverage. The agreements may be terminated by either the Company or the employee at any time or for any reason. If an agreement is terminated due to the death of an employee, a death benefit equal to six months salary shall be paid to the employee's estate. The employment agreement of the Company's President and Chief Executive Officer includes additional compensation in the form of a bonus based on Company performance. The Company's annual expense under these agreements is approximately $696,000.


NOTE 9:     RELATED PARTY TRANSACTIONS

            a)    Company's Board of Directors

                  A member of the Company's Board of Directors is also an officer of Tiffany & Co., a major customer of the Company. Such individual does not have approval authority over lease transactions on behalf of Tiffany & Co.

                  During 1995, a member of the Company's Board of Directors, through a private company, loaned the Company $250,000 to provide bridge financing during the Company's transition and relocation from Hauppauge, New York to Las Vegas, Nevada. Such amount was repaid in 1995. Such Director received options covering 50,000 shares of common stock at an exercise price of $1.31 per share which was equal to the quoted market value of the Company's common stock at the date of grant. Such options were immediately vested.

            b)    Loans to Employees

                  During 1995, the Company loaned $148,750 to six employees enabling them to meet obligations associated with their relocation to Nevada. Such loans are evidenced by promissory notes, are due and payable June 30, 2000 and bear interest at
                  8.0 percent.

            c)    Other Transactions

                  Prior to the Company's relocation to Nevada in July 1995, the Company leased office space from a partnership owned by an officer and an outside director of the Company. The Company paid rent of $22,190 and $38,000 to such partnership for the years ended December 31, 1995 and 1994, respectively.

                  The accompanying consolidated balance sheets reflect a $25,000 and $92,500 reduction in stockholders' equity at December 31, 1995 and 1994, respectively, related to notes receivable from current and former officers for acquisition of common stock.

                  In 1994, the Company purchased 3,000 shares of common stock from the Company's former CEO and Chairman for $12,000. The purchase price was equal to the quoted market price on the purchase date.

            d)    Aggregate Effect of Transactions with Related Parties

                  The Board of Directors of the Company has reviewed the aggregate effect on income of the above-described transactions and concluded at the time such transactions were entered into that they were in the best interest of the Company and on terms as fair to the Company as could have been obtained from unaffiliated parties.


NOTE 10:    STOCKHOLDERS' EQUITY

            During the year ended December 31, 1995, the Company sold 499,999 shares of common stock to two investment groups in private placements. The proceeds of the transactions, net of related costs of $53,466, was $445,534.

            During the year ended December 31, 1995, the Company issued 529,500 shares of common stock for services received in 1994 and valued at $1,142,462. Such amount was recorded in accrued liabilities at December 31, 1994.

            In May 1995, the Company issued 165,672 shares of common stock to certain shareholders pursuant to guaranteed return provisions related to certain 1994 private placement stock sales. At December 31, 1995, the Company had no further obligation to issue additional shares to such investors nor to any other entity.


            A. SERIES A CONVERTIBLE PREFERRED STOCK

            In August 1993 the Company completed the sale of 380,000 shares of Series A Convertible Preferred Stock. The Preferred Stock is convertible at the holders option at any time into 1.75 shares of common stock at a conversion price of $5.68 per share. If the Series A Preferred Stock is converted on or prior to August 4, 1998, the holder will receive ten (10) warrants to purchase 1/8th share of common stock for each share of Series A Preferred Stock converted. Outstanding Series A Preferred Stock is redeemable by the Company at $10.00 per share plus accrued and unpaid dividends. The Series A Preferred Stock pays dividends in arrears at an annual rate of $1.00 per share. A conversion bonus equal to $0.25 per share of Series A Preferred Stock converted shall be payable to any holder who converts such shares after the date in any calendar quarter on which dividends accrue and prior to such date for the succeeding calendar quarter.

            The remaining number of outstanding shares of preferred stock at December 31, 1995 and 1994 are 229,016 and 230,016, respectively. There were 1,509,840 and 1,499,840 warrants outstanding at December 31, 1995 and 1994, respectively.

            In 1994, preferred stock dividends were paid from retained earnings and additional paid in capital in the amounts of $153,785 and $105,075, respectively. Preferred stock dividends of $230,016 were paid from additional paid in capital in 1995.


            B. WARRANTS AND STOCK OPTIONS

            Warrants

            In August 1995, the Company registered 3,092,687 Class A Common Stock Purchase Warrants and 1,000,000 Class B Common Stock Purchase Warrants, together with the underlying common shares. Each of the warrants entitles the holder thereof to purchase one share of the Company's common stock at an exercise price of $3.00 per share. As of December 31, 1995, 3,084,800 of the Class A and 1,000,000 of the Class B warrants have been issued, at no cost to the recipient, and none of the warrants have been exercised.

            Stock Options

            1)    Key Employee and Director

                  On September 19, 1991, the Stockholders of the Company approved the Key Employee Stock Option Plan and the Director Stock Option Plan at the Company's annual meeting. On October 27, 1992 the options under both plans (78,125 common shares under the Key Employee Plans and 15,625 common shares under the Director Plan) were granted and are exercisable at an option price of $4.00 per share. All options were granted at exercise prices equal to the market value of the Company's common stock on the date of grant and expire ten years from such date. Options underlying both plans are immediately vested.

                  On June 24, 1993, the Stockholders of the Company approved the Key Employee Stock Option Plan and Director Stock Option Plan at the Company's annual meeting. On November 22, 1993 the options under both plans (34,375 common shares under the Key Employee Plan and 9,375 shares under the Director Plan) were granted and are exercisable at $3.52 per share. All options were granted at exercise prices equal to the market value of the Company's common stock on the date of grant and expire ten years from such date. Options underlying both Plans are immediately vested.

                  On May 24, 1994, the Stockholders of the Company approved the 1994 Stock Option Plan at the Company's annual meeting. On May 4, 1995 and August 15, 1995, 202,500 and 47,500 options, respectively, (182,500 common shares to Key Employees and 67,500 common shares to Directors) were granted and are exercisable at $1.06 per share. All options were granted at exercise prices equal to the market value of the Company's common stock on the date of grant and expire ten years from such date. Options granted to key employees provide for ratable vesting over a four-year period and expire five years from the date of grant. Options granted to directors are immediately vested and expire ten years from the date of grant.

            2)    Other Options

                  In 1995, the Board of Directors of the Company approved the issuance of options covering 275,000 shares of common stock to two companies for services. The exercise price of such options was $1.38 per share which was equal to the quoted market value of the Company's common stock at the date of grant. Such options were immediately vested and expire on March 6, 2000.

                  In addition, the Board of Directors approved the issuance of options covering an aggregate of 150,000 shares of common stock to an existing shareholder and to one of the Company's Directors as an inducement to such individuals to provide the Company a short term loan during its transition and relocation from Hauppauge, New York to Las Vegas, Nevada. The exercise price of such options ranged from $1.31 to $1.69 per share; such prices were equal to the quoted market value of the Company's common stock at the date of grant. Such options were immediately vested and expire on various dates through June 7, 2000.

                  Also in 1995,  the  Company  issued  options  covering  25,000 shares of the Company's common stock to an individual at an exercise price of $1.38. Such options were immediately vested and expire on December 31, 1996.

                  During the year ended December 31, 1994, the Company granted 60,000 stock options for consulting services at an exercise price of $1.00. The difference between the market value of the Company's common stock on the grant date and the exercise price, $202,800, was expensed in 1994. All of these options were exercised during 1994.

                  An officer of the Company has 58,125 options to acquire the Company's common stock at an exercise price of $0.08 per share. The options were granted in lieu of prospective commissions and were subject to a three year vesting. The difference between the market value of the Company's common stock on the grant date and the exercise price, $316,200, was recorded as deferred compensation in 1993. During the fourth quarter of 1994, the remaining unamortized deferred compensation of approximately $214,000 was charged to operations in conjunction with the cancellation of the officer's employment agreement to which the options related.

                  Also in 1994, the Company granted 4,000 options to a Director of the Company for incremental director-related services at an exercise price of $0.08. The difference between the market value of the Company's common stock on the grant date and the exercise price, $16,930, was expensed in 1994. All of these options were exercised during 1994.

                  In 1993, the Company issued options covering 25,375 shares of the Company's common stock at an exercise price of $1.38. Such options were immediately vested and expire on December 31, 1996.


                  The following is a summary of changes in outstanding options for the two years ended December 31, 1995:

                                                                  Options      Option Price
                                                                  -------     --------------

                  Options outstanding at December 31, 1993        221,000     $  .08 -  4.00
                  Options granted                                  89,000        .08 -  4.00
                  Options exercised                               (69,000)       .08 -  4.00
                  Options expired or cancelled                          -            -
                                                                  --------------------------

                  Options outstanding at December 31, 1994        241,000        .08 -  4.00
                  Options granted                                 700,000       1.06 -  1.69
                  Options exercised                                     -            -
                  Options expired or cancelled                    (93,250)      3.52 -  4.00
                                                                  --------------------------

                  Options outstanding at December 31, 1995        847,750     $  .08 - $4.00
                                                                  ==========================

                  Options exercisable                             665,250     $  .08 - $4.00
                                                                  ==========================

            All options and warrants and their respective exercise prices have been adjusted to reflect the one-for-eight reverse stock split which became effective on February 24, 1994.

            C. REVERSE STOCK SPLIT

            On February 22, 1994, the stockholders of the Company approved a one-for-eight reverse stock split of the Company's common stock. The reverse split became effective at the close of business on February 24, 1994. Simultaneously with the reverse split, the number of authorized shares of Common Stock was changed to 10,000,000.

            On the effective date of the reverse split, the Company's Series A Convertible Preferred Stock was adjusted in accordance with the terms of the governing certificate of designation so that the conversion price with respect to each share of Preferred Stock was changed from $0.71 to $5.68, thereby resulting in the issuance of
            1.75 shares of the Company's common stock for each share of preferred stock converted after such effective date. In addition, on the effective date of the reverse split, the warrants issuable upon conversion of the Preferred Stock were adjusted in accordance with the terms of the governing warrant agreement so that each of the warrants to be issued upon the conversion of each share of Preferred Stock will thereafter represent the right to buy 1/8th of a share of the Company's common stock at an exercise price of $1.15 No fractional shares will be issued on the conversion of Preferred Stock or the exercise of the warrants.

            D. OTHER

            Included in other assets in the accompanying consolidated balance sheet at December 31, 1995 is $282,268 of deferred costs associated with pending equity transactions. The Company anticipates that certain additional costs will be incurred in 1996, including a success fee payable to the Company's financial advisor. Such capitalized costs and any additional costs or fees will be netted against the proceeds upon successful completion of such transactions.

NOTE 11:    MANAGEMENT'S PLANS

            The Company is continuously seeking debt and/or equity financing to fund the growth of its lease portfolio. The Company currently has in excess of 525,000 vested stock options outstanding with exercise prices ranging from $.31 to $1.92 below the closing bid price of the Company's common stock at March 25, 1996. Management anticipates that a portion of the options will be exercised in the near term which will augment the Company's cash flows, although there can be no assurances that any options will be exercised. Additionally, the Company has approximately 4 million warrants outstanding with an exercise price of $3.00 per share. The Company has also held preliminary discussions with its banks regarding increases and renewals of its existing credit lines and certain modifications in the borrowing base calculations under such lines. In connection therewith, the Company and Merrill Lynch have agreed to a new borrowing base calculation and extension of the facility through June 30, 1996. This modification increases the Company's credit availability under the Merrill Lynch line by approximately $160,000. However, should the Company fail to receive additional debt or equity financing in 1996, the Company's growth could be materially and adversely affected. In addition, there is no assurance that financial institutions will continue to fund the Company's future leasing transactions on a nonrecourse basis or that the Company will continue to attract customers that meet the credit standards of its nonrecourse financing sources or that, if it receives such additional financing for future lease transactions, it will be on terms favorable to the Company.

            Based on the Company's anticipated residual value realization and distribution sales, management believes that it will have adequate capital resources to continue its operations at the present level for at least the next twelve months. Management further believes that its existing credit lines will be renewed as they come due.

NOTE 12:    MAJOR CUSTOMERS

            Revenue from leases with three customers of the Company accounted for 13.1%, 11.5% and 10.2% of consolidated revenues for the year ended December 31, 1995 and the same three customers accounted for, in the aggregate, approximately 50% of consolidated revenues for the year ended December 31, 1994.

NOTE 13:    EMPLOYEE BENEFIT PLANS

            The Company has a qualified 401(k) Profit Sharing Plan (the "Plan") covering all employees of the Company, including officers. Employees are eligible to participate in the Plan upon hire. The plan requires the Company to match 50% of each dollar contributed by a Plan participant up to the Participants qualified deferral amount. During 1995 and 1994, the Company contributed its required amounts of
            $26,986   and   $16,377   to  the  Plan  on  behalf  of  the  Plan's
            participants.


NOTE 14:    SUPPLEMENTAL  DISCLOSURES  OF  NONCASH  INVESTING  AND  FINANCING
            ACTIVITIES

            In 1995, 1,000 shares of Series A Convertible Preferred Stock were converted into 1,750 shares of common stock; 165,672 shares of common stock were issued pursuant to guaranteed return provisions related to 1994 private placement stock sales; 22,000 shares of common stock were issued to satisfy debt of $45,825 and 529,500 shares of common stock were issued for services valued at $1,630,462. In addition, the Company forgave a $54,000 note receivable from the Company's former chairman in connection with the buyout of such individuals retirement agreement.


NOTE 15:    DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

            The following disclosure of the estimated fair value of financial instruments was made in accordance with Statement of Financial Accounting Standards No. 107 ("SFAS No. 107"), Disclosures about Fair Value of Financial Instruments. SFAS No. 107 specifically excludes certain items from its disclosure requirements such as the Company's investment in leased assets. Accordingly, the aggregate fair value amounts presented are not intended to represent the underlying value of the net assets of the Company.

            The carrying amounts at December 31, 1995 for cash, receivables, accounts payable and accrued liabilities approximate their fair values due to the short maturity of these instruments. As of December 31, 1995, recourse discounted lease rentals of $182,688 had fair values of $184,861. The fair values were estimated utilizing market rates of comparable debt having similar maturities and credit quality as of December 31, 1995.


NOTE 16:    FISCAL 1994 FOURTH QUARTER CHARGES

            As a result of changed market conditions, during the fourth quarter of 1994, the Company recorded a charge, included in cost of sales, of approximately $1,118,000 to reduce certain inventory of previously leased equipment and estimated unguaranteed residual values of equipment on lease to their net realizable values.

            In addition, in the fourth quarter of 1994, the Company recorded charges totaling approximately $2,638,000, included in selling, general and administrative expenses in the accompanying 1994 statement of operations, for the following:


                      Severance                            $  538,000
                      Commissions                             732,000
                      Deferred compensation                   214,000
                      Consulting services                   1,154,000
                                                           ----------
                                                           $2,638,000
                                                           ==========

            In accordance with a severance agreement entered into during 1994, the Company's former Chairman and Chief Executive Officer was to provide consulting services to the Company during the future term of the agreement. As a result of the Company's decision in the fourth quarter of 1994 to relocate to Nevada, such individual will no longer be available to the Company to provide consulting services. Accordingly, the present value of the future payments required under the severance agreement amounting to approximately $538,000 was expensed in 1994. In September 1995, the Company settled its remaining obligation under this agreement for a $160,000 cash payment and the forgiveness of a $54,000 note receivable, resulting in a gain of approximately $247,000 which has been reflected in the accompanying consolidated statement of operations for the year ended December 31, 1995 as a reduction in selling, general and administrative expenses.

            The Company renegotiated and replaced the existing employment agreement with its current President and Chief Executive Officer with a new agreement effective July 1, 1995. In connection with the restructuring of his compensation agreement, the Company accrued, as of December 31, 1994, an award of 300,000 shares of the Company's common stock valued at $732,000 for discretionary commissions. The new employment agreement does not provide for future awards of this nature. Furthermore, previously recorded deferred compensation of $277,000, including 1994 amortization of $63,000, was expensed.

            In 1994, the Company prepaid certain consulting services through the issuance of common stock and was amortizing such prepaid to expense as the services were performed. As a result of the Company's decision to no longer utilize these consultant's services, the Company expensed the unamortized portion of such prepaid services amounting to $1,154,000 in December, 1994.



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                        September 30,     December 31,
                                                            1996              1995
                                                         (Unaudited)       (Audited)
                                                        -------------     ------------

ASSETS:
  Cash                                                  $    113,081      $    209,084
  Receivables - net of allowance for doubtful
   accounts of $95,322 and $12,000                           869,116           434,321
  Notes receivable - employees                               170,154           148,750
  Inventory, net                                           1,126,784         1,336,747
  Leased assets:
    Operating leases                                      18,805,016        21,026,590
    Sales-type and direct financing                        5,177,092         3,165,539
  Furniture and equipment - net of accumulated
   depreciation of $296,545 and $266,478                     159,980           148,366
  Other assets                                               618,620           413,847
  Goodwill, net of accumulated amortization of
   $73,541 and $50,235                                       378,575           401,881
                                                        ------------------------------
TOTAL ASSETS                                            $ 27,418,418      $ 27,285,125
                                                        ==============================


The accompanying notes are an integral part of these consolidated financial statements.


                                                                     (continued)



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS


                                                        September 30,     December 31,
                                                            1996              1995
                                                        (Unaudited)         (Audited)
                                                        -----------       ------------

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Accounts payable                                      $    986,878      $  1,576,165
  Accrued liabilities                                        412,750           311,734
  Notes payable and lines of credit                        3,579,479         3,236,954
  Nonrecourse and recourse discounted lease rentals       16,068,062        16,260,002
  Other liabilities                                           62,275            25,344
                                                        ------------------------------
    TOTAL LIABILITIES                                     21,109,444        21,410,199
                                                        ------------------------------

STOCKHOLDERS' EQUITY:
  Series A convertible preferred stock, $.01 par
   value; 1,000,000 shares authorized, 380,000
   shares issued; 229,016 shares outstanding                   2,290             2,290
  Common stock, $.01 par value; 12,500,000 shares
   authorized, 3,786,811 and 3,132,319 shares issued
   and 3,783,811 and 3,129,319 shares outstanding at
   September 30, 1996 and December 31, 1995,
   respectively                                               37,869            31,324
  Additional paid-in capital                               9,852,592         9,526,259
  Accumulated deficit                                     (3,546,777)       (3,647,947)
                                                        ------------------------------
                                                           6,345,974         5,911,926
  Common stock held in treasury, at cost; 3,000
   shares                                                    (12,000)          (12,000)
  Note receivable from stockholder                           (25,000)          (25,000)
                                                        ------------------------------
      TOTAL STOCKHOLDERS' EQUITY                           6,308,974         5,874,926
                                                        ------------------------------
      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $ 27,418,418      $ 27,285,125
                                                        ==============================


The accompanying notes are an integral part of these consolidated financial statements.



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)


                                                   Three Months Ended            Nine Months Ended
                                                -------------------------   ---------------------------
                                                 Sept. 30,     Sept. 30,      Sept. 30,      Sept. 30,
                                                   1996          1995           1996           1995
                                                -----------   -----------   ------------   ------------

Revenues:
  Operating leases                              $ 2,393,681   $ 2,535,646   $  7,475,629   $  7,878,911
  Sales-type leases                               2,452,332        17,168      2,849,333        447,737
  Direct finance leases                              43,754        14,521         68,257         52,751
  Direct sales and other                            372,843       852,501      1,261,949      1,532,270
                                                -------------------------------------------------------

Total revenues from leasing operations            5,262,610     3,419,836     11,655,168      9,911,669
Distribution sales                                1,299,348     1,537,706      4,347,091      4,400,963
                                                -------------------------------------------------------
Total revenues                                    6,561,958     4,957,542     16,002,259     14,312,632
                                                -------------------------------------------------------
Costs and expenses:
  Operating leases                                1,670,252     1,582,900      5,232,273      5,311,119
  Sales-type leases                               1,890,665             -      2,101,426        213,341
  Interest expense                                  356,184       321,318      1,004,696      1,151,778
  Direct sales                                      383,262       808,952      1,165,262      1,421,607
                                                -------------------------------------------------------
Total costs from leasing operations               4,300,363     2,713,170      9,503,657      8,097,845
Distribution cost of sales                        1,101,683     1,335,492      3,762,120      3,781,415
Selling, general and administrative expenses        808,530       554,298      2,358,156      1,698,144
Interest expense                                    102,751        94,474        277,156        188,122
                                                -------------------------------------------------------
Total costs and expenses                          6,313,327     4,697,434     15,901,089     13,765,526
                                                -------------------------------------------------------
Income before income taxes                          248,631       260,108        101,170        547,106
Provision for income taxes                                -        88,783              -        203,581
                                                -------------------------------------------------------
Net income                                      $   248,631   $   171,325   $    101,170   $    343,525
                                                =======================================================

Earnings per common share                       $      0.05   $      0.04   $      (0.02)  $       0.06
                                                =======================================================

Weighted average common shares outstanding        4,009,807     3,136,750      3,710,361      2,844,391
                                                =======================================================


The accompanying notes are integral part of these consolidated financial statements.



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           Nine Months Ended
                                                                       --------------------------
                                                                        Sept. 30,      Sept. 30,
                                                                          1996           1995
                                                                       -----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                           $   101,170    $   343,525
  Adjustments to reconcile net income to cash provided by
   operating activities:
    Depreciation and amortization                                        5,285,647      5,761,458
    Deferred income taxes                                                        -        186,868
    Change in assets and liabilities due to operating activities:
      (Increase) decrease in accounts receivable                          (456,199)       121,423
      (Increase) decrease in inventory                                     461,837       (490,680)
      (Decrease) increase in accounts payable                             (589,287)       136,175
      (Decrease) increase in accrued liabilities                           101,016       (870,768)
      All other operating activities                                      (104,620)      (286,885)
                                                                       --------------------------
        Total adjustments                                                4,698,394      4,557,591
                                                                       --------------------------
        Net cash provided by operating activities                        4,799,564      4,901,116
                                                                       --------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sales, transfers and disposals of inventory and equipment              2,047,679      1,047,065
  Purchases of inventory for lease                                      (4,326,793)    (5,360,727)
  Purchases of furniture and equipment                                     (41,682)       (51,322)
  Additions to net investment in sales-type and direct
   finance leases                                                       (4,344,940)             -
  Sales-type and direct financing lease rentals received                 1,349,928      2,066,024
                                                                       --------------------------
        Net cash used in investing activities                           (5,315,808)    (2,298,960)
                                                                       --------------------------


The accompanying notes are an integral part of these consolidated financial statements.


                                                                     (Continued)



                    LEASING EDGE CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                           Nine Months Ended
                                                                       --------------------------
                                                                        Sept. 30,      Sept. 30,
                                                                          1996           1995
                                                                       -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from nonrecourse and recourse discounted lease rentals        8,430,655      4,446,682
  Payments on nonrecourse and recourse discounted lease rentals         (8,622,595)    (8,747,785)
  Proceeds from notes payable                                              651,279      3,312,217
  Payments on notes payable                                               (308,754)    (2,010,423)
  Proceeds from exercise of stock options                                   37,125              -
  Proceeds from sale of stock                                              467,515        445,534
  Proceeds from exercise of warrants                                        55,592              -
  Deferred equity transaction costs                                       (118,814)      (211,701)
  Preferred stock dividends paid                                          (171,762)      (172,512)
                                                                       --------------------------
        Net cash used in financing activities                              420,241     (2,937,988)
                                                                       --------------------------
Net decrease in cash                                                       (96,003)      (335,832)
Cash at beginning of period                                                209,084        479,118
                                                                       --------------------------
Cash at end of period                                                  $   113,081    $   143,286
                                                                       ==========================

Supplemental Disclosure of Cash Flow Information:

  Cash paid during the period for:
    Interest                                                           $ 1,255,256    $ 1,294,584
                                                                       ==========================
    Income taxes                                                       $    34,061    $     7,750
                                                                       ==========================


The accompanying notes are an integral part of these consolidated financial statements.



                            LEASING EDGE CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)


Note 1.  Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Leasing Edge Corporation (formerly, TJ Systems Corporation) and its wholly owned subsidiaries, collectively referred to as the "Company". All material intercompany accounts and transactions have been eliminated. Certain reclassifications have been made to prior years' amounts to conform with current period presentation.

Basis of Presentation

In the opinion of the Company, the accompanying unaudited Consolidated Financial Statements contain all adjustments necessary to present fairly the results of its operations for the three and nine months ended September 30, 1996 and 1995 and its cash flows for the nine months ended September 30, 1996 and 1995. It is suggested that this report be read in conjunction with the Company's audited financial statements included in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995. The operating results for the three and nine months ended September 30, 1996 and cash flows for the nine months ended September 30, 1996 are not necessarily indicative of the results that will be achieved for the full fiscal year or for future periods.


Note 2.  Earnings Per Share

Earnings per common and common equivalent share are computed based on the weighted average number of common and common equivalent shares outstanding during the three and nine month periods ended September 30, 1996. Dilutive stock options included in the number of common and common equivalent shares are based on the treasury stock method.


Note 3.  Revolving Line of Credit

On July 11, 1995, the Company entered into a Revolving Line of Credit Agreement (the "Agreement") with Bank of America Nevada. Borrowings under the Agreement, as amended, are limited to the lesser of $2.5 million ($2.7 million through May 10, 1996); sixty percent (60%) of the Company's Equity Position in approved leases, as defined; or twenty-five percent (25%) of the residual value of leased equipment, as defined. Borrowings under the Agreement bear interest at the Bank's prime rate plus two percentage (2.0%) points, are collateralized by certain personal property of the Company and require the Company to pay an unused commitment fee equal to one-half of one percent of the unused portion of the line, calculated on a weighted-average basis. Restrictive covenants under the Agreement include the maintenance of consolidated tangible net worth, as defined, of at least $6.5 million; a consolidated ratio of total liabilities, as defined, to tangible net worth of no greater than 1.0:1.0; and a restriction on the payment of cash dividends on shares of the Company's common stock.

The Agreement, as amended, expired on October 31, 1996. However, the Company and Bank of America have orally agreed to restructure the facility as a term note (the "Tentative Agreement") with an initial expiration date of April 1, 1997; such expiration date may be further extended to January 1, 1998, subject to the Company's satisfaction of certain conditions. Proposed terms of the Tentative Agreement require the Company to make a one-time principal payment of $123,600 upon execution of the definitive agreement; to make monthly principal payments of $40,000 plus accrued interest beginning December 1, 1996 through April 1, 1997; and, to use its best efforts to replace Bank of America with alternative financing. Bank of America has agreed to waive the consolidated minimum tangible net worth covenant through April 1, 1997, the initial expiration date of the Tentative Agreement. There can be no assurance that the Company and Bank of America will execute definitive documentation reflecting the proposed terms of the Tentative Agreement.

At September 30, 1996, the Company had outstanding borrowings under the Agreement of $2.5 million and the interest rate with respect to the Agreement was 10.25 percent. Average and maximum borrowings under the revolving line of credit during 1996 were $2.6 million and $2.7 million, respectively, and the weighted average interest rate was 10.28 percent.

In January 1995, PMCPI entered into a revolving credit agreement (the "Merrill Line") with Merrill Lynch Financial Services, Inc. Borrowings under the Merrill Line are limited to the lesser of $500,000 or an amount equal to 80 percent of PMCPI's accounts receivable, as defined, plus 60 percent of inventory, as defined. The Merrill Line is secured by accounts receivable and inventory of PMCPI and is guaranteed by the Company and expires April 30, 1997.

At September 30, 1996, PMCPI had outstanding borrowings under the Merrill Line of $499,032 and the interest rate with respect to the line was 9.25 percent. Average borrowings outstanding under the revolving credit agreement during 1996 were approximately $376,000 and the weighted average interest rate was approximately 9.28 percent. Maximum borrowings outstanding under the revolving credit agreement during 1996 were $499,032.

In November 1995, the Company entered into a letter agreement with Union Chelsea National Bank (UCNB) whereby UCNB agreed to make available to the Company a $250,000 line of credit (the "Equity Line") to be used to fund the Company's equity investment in certain leases discounted by UCNB (ie., the difference between the cost of the leased equipment and the discounted present value of the minimum lease payments assigned to UCNB). Borrowings under the Equity Line are evidenced by term notes and require monthly payments of principal and interest over a period equal to the term of the related discounted lease with a final balloon payment of between 30 and 50 percent depending on the lease term. Interest rates on the term notes are at the applicable discounted lease rate plus 1.25%. On July 18, 1996, UCNB increased the amount available under the Equity Line to $1,000,000.

At September 30, 1996, the Company had outstanding term notes and available credit under the Equity Line of $491,664 and $508,336, respectively.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.  Indemnification of Directors and Officers

      Section 145 of the General Corporation Law of the State of Delaware sets forth the conditions and limitations governing the indemnification of officers, directors and other persons.

      References are made to Article VI of the Company's By-laws, which are incorporated by reference herein, which provides for indemnification of officers and directors of the Company to the full extent authorized by the aforesaid section of the General Corporation Law of the State of Delaware.

      Section 102(b) of the General Corporation Law of the State of Delaware permits corporations to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty of care as a director. Reference is made to Article Eighth of the Company's Restated Certificate of Incorporation, which is incorporated by reference herein, which limits a director's liability in accordance with the aforesaid section of the General Corporation Law of the State of Delaware.

Item 25.  Other Expenses of Issuance and Distribution

      The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the Securities and Exchange Commission ("SEC") registration fee, all amounts are estimates.



SEC registration fee..............................................  $   4,281
Accounting fees and expenses......................................     15,000
Legal fees and expenses...........................................     30,000
Blue Sky fees and expenses (including filing fees)................      5,000
Financial advisory fees and expenses..............................    274,000
Printing and engraving expenses...................................     10,000
Transfer agent and registration fees..............................      3,500
Miscellaneous.....................................................      8,219
                                                                    ---------

     Total........................................................  $ 350,000
                                                                    =========

Item 26.  Recent Sales of Unregistered Securities

      On or about April 30, 1996, the Company offered and sold an aggregate of 600,000 shares of Common Stock, an aggregate of 1,200,000 Class C Common Stock Purchase Warrants and an aggregate of 1,200,000 Class D Common Stock Purchase Warrants for a total consideration of $500,000. In addition, on or about November 1, 1996, the Company offered and sold an aggregate of 200,025 shares of Common Stock, an aggregate of 799,995 Class C shares and an aggregate of 799,995 Class D shares for total consideration of $350,000 and on or about November 15, 1996 the Company offered and sold an aggregate of 80,100 shares of Common Stock, an aggregate of 319,998 Class C shares and an aggregate of 319,998 Class D shares for a total consideration of $139,970. Such securities were not registered under the Securities Act of 1933, as amended (the "Act"), and were issued in reliance upon the exemption from registration afforded by Regulation S promulgated under the Act. All sales therefrom were made to persons outside the United States and were not United States Persons within the meaning of Regulation S. No underwriters were used in connection with the foregoing transaction.

Item 27.  Exhibits.

  Exhibit
  Number      Description
  -------     -----------

    4.1       Company's Certificate of Incorporation, as amended to date.**
    4.2       Company's By-Laws.*


    4.3       Specimen Common Stock Certificate.*


    4.5       Specimen Class B Warrant Certificate.**
    4.6       Form of Warrant Agency Agreement dated as of July 15, 1995 between the
              Company and American Stock Transfer & Trust Company, as Warrant Agent.**
    5.1       Opinion of Werbel & Carnelutti, A Professional Corporation.*
   10.1       Standard Office Lease - Gross dated April 7, 1995 between the Company and Jack Cason (relating to lease of office space in Clark County,
              Nevada).**
   10.2       Standard Net Lease dated September 2, 1994 between the Company and Warner
              Center Business Park Properties III, L.P. (relating to lease of office space in Woodland Hills, California).***
   10.3       1991 Directors Stock Option Plan.*
   10.4       1991 Key Employees' Stock Option Plan.*
   10.5       1993 Directors Stock Option Plan.*
   10.6       1993 Key Employees' Stock Option Plan.*
   10.7       1994 Stock Option Plan.*
   10.8       Indemnification Agreement dated as of September 5, 1990 between the
              Company and Michael F. Daniels.*
   10.9       Loan Agreement with Bank of America dated July 11, 1995.***
   10.10      Amendment No. 1 to Loan Agreement with Bank of America.***
   10.11      Amendment No. 2 to Loan Agreement with Bank of America.***
   10.12      Amendment No. 3 to Loan Agreement with Bank of America.***
   10.13      Merrill Lynch Line of Credit Agreement.***
   10.14      Amendment No. 1 to Merrill Lynch Line of Credit Agreement.***
   10.15      Amendment No. 2 to Merrill Lynch Line of Credit Agreement.***
   10.16      Letter Agreement between the Registrant and Union Chelsea National Bank dated November 27, 1995.***
   23.1       Consent of Werbel & Carnelutti, A Professional Corporation (included in
              Exhibit 5.1).**
   23.2       Consent of KPMG Peat Marwick LLP.
   24.1       Power of Attorney (Reference is made to the signature page of the
              Registration Statement).



-------------------
<F*>     Incorporated by reference to the Company's  Registration Statement on Form
         S-2, as filed with the  Securities  and  Exchange  Commission  on June 10,
         1993, Registration No. 33-64246.

<F**>    Incorporated by reference to the Company's  Post-Effective Amendment No. 1 on Form S-2 to its  Registration  Statement on Form S-2, as filed with the
         Securities  and Exchange  Commission on August 1, 1995,  Registration  No.
         33-93274.

<F***>   Incorporated by reference to the Company's Annual Report on Form 10-KSB/A, as filed with the  Securities  and Exchange  Commission on April 23, 1996,
         Commission File No. 0-18303.

Item 28.  Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

      The undersigned Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus  required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the  prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada on the 5th day of December, 1996.


                                   LEASING EDGE CORPORATION


                                   By /s/ Michael F. Daniels
                                   ---------------------------------------------
                                   Name:   Michael F. Daniels
                                   Title:  President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed below by the following persons in the capacities indicated on December 5, 1996.


         Signature                                   Title
         ---------                                   -----


/s/ Michael F. Daniels           Chairman, President and Chief Executive Officer
----------------------------     (Principal Executive Officer)
Michael F. Daniels


L. Derrick Ashcroft*             Director
----------------------------
L. Derrick Ashcroft


Larry M. Segall*                 Director
----------------------------
Larry M. Segall


William G. McMurtrey*            Director
----------------------------
William G. McMurtrey


David C. Ward*                   Director
----------------------------
David C. Ward



/s/ William J. Vargas
----------------------------     Vice-President--Finance, Chief Financial
William J. Vargas                Officer and Treasurer
                                 (Principal Accounting and Financial Officer)



* By /s/ Michael F. Daniels
----------------------------
Michael F. Daniels, attorney-in-fact

                                 EXHIBIT INDEX


  Exhibit
  Number      Description
  -------     -----------

    4.1       Company's Certificate of Incorporation, as amended to date.**
    4.2       Company's By-Laws.*
    4.3       Specimen Common Stock Certificate.*
    4.5       Specimen Class B Warrant Certificate.**
    4.6       Form of Warrant Agency Agreement dated as of July 15, 1995 between the
              Company and American Stock Transfer & Trust Company, as Warrant Agent.**
    5.1       Opinion of Werbel & Carnelutti, A Professional Corporation.*
   10.1       Standard Office Lease - Gross dated April 7, 1995 between the Company and Jack Cason (relating to lease of office space in Clark County,
              Nevada).**
   10.2       Standard Net Lease dated September 2, 1994 between the Company and Warner
              Center Business Park Properties III, L.P. (relating to lease of office space in Woodland Hills, California).***
   10.3       1991 Directors Stock Option Plan.*
   10.4       1991 Key Employees' Stock Option Plan.*
   10.5       1993 Directors Stock Option Plan.*
   10.6       1993 Key Employees' Stock Option Plan.*
   10.7       1994 Stock Option Plan.*
   10.8       Indemnification Agreement dated as of September 5, 1990 between the
              Company and Michael F. Daniels.*
   10.9       Loan Agreement with Bank of America dated July 11, 1995.***
   10.10      Amendment No. 1 to Loan Agreement with Bank of America.***
   10.11      Amendment No. 2 to Loan Agreement with Bank of America.***
   10.12      Amendment No. 3 to Loan Agreement with Bank of America.***
   10.13      Merrill Lynch Line of Credit Agreement.***
   10.14      Amendment No. 1 to Merrill Lynch Line of Credit Agreement.***
   10.15      Amendment No. 2 to Merrill Lynch Line of Credit Agreement.***
   10.16      Letter Agreement between the Registrant and Union Chelsea National
              Bank dated November 27, 1995.***
   23.1       Consent of Werbel & Carnelutti, A Professional Corporation (included in Exhibit 5.1).**
   23.2       Consent of KPMG Peat Marwick LLP.
   24.1       Power of Attorney (Reference is made to the signature page of the
              Registration Statement).

------------------------
<F*>     Incorporated by reference to the Company's  Registration Statement on Form
         S-2, as filed with the  Securities  and  Exchange  Commission  on June 10,
         1993, Registration No. 33-64246.

<F**>    Incorporated by reference to the Company's  Post-Effective Amendment No. 1 on Form S-2 to its  Registration  Statement on Form S-2, as filed with the
         Securities  and Exchange  Commission on August 1, 1995,  Registration  No.
         33-93274.

<F***>   Incorporated by reference to the Company's Annual Report on Form 10-KSB/A, as filed with the  Securities  and Exchange  Commission on April 23, 1996,
         Commission File No. 0-18303.